UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event report)	December 15, 2004

MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49635	870299034
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

847 Main Street, Buffalo, New York 14203
(Address of principal executive offices)

Registrant's telephone number, including area code:		716-855-1068

10600 N. De Anza Blvd., Suite 250, Cupertino, CA 95014
(Former name or former address, if changed since last report.)

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

        On December 15, 2004, Minrad International, Inc., formerly named Technology Acquisition Corporation (the "Registrant"), completed the acquisition of Minrad Inc., a Delaware corporation ("Minrad"). The acquisition was effected through a reverse triangular merger in which Minrad merged with Technology Acquisition Subsidiary, Inc. ("Merger Sub"), a wholly owned subsidiary of the Registrant with no assets or liabilities that was formed for the sole purpose of facilitating the merger. Minrad was the surviving corporation in the merger with Merger Sub, and it became a wholly owned subsidiary of the Registrant.

        The Registrant effected the acquisition of Minrad under the terms of an Agreement and Plan of Exchange dated July 16, 2004, as amended August 24, 2004 (the "Acquisition Agreement"). The Registrant filed a copy of the original Acquisition Agreement with the Securities and Exchange Commission as Exhibit 2.1 to a Form 8-K filed on July 15, 2004, and on August 30, 2004, it filed the amendment to the original agreement with the SEC as Exhibit 99.1 to a Form 8-K.

        In connection with the merger, the Registrant issued 22,363,896 shares of its common stock to Minrad's shareholders in conversion of all of the 22,363,896 shares of Minrad common stock outstanding on the date of the merger. Also in connection with the merger, outstanding common stock purchase warrants and stock options to purchase a total of 7,201,181 shares of Minrad's common stock were cancelled in exchange for warrants and stock options to purchase the same number of shares of the Registrant's common stock at the same exercise prices and otherwise on the same terms as the Minrad stock options and warrants that were cancelled.

        The business and assets of Minrad and certain risk factors and other considerations relating to Minrad's business and assets and the merger are described in this Form 8-K under "Item 5.01 Changes in Control of Registrant."

        Except as described in this Item, no director, executive officer, associate of any director or executive officer, or any other affiliate, has any material relationship, direct or indirect, by security holdings, contract or otherwise, resulting from the merger, which is not shared by all other stockholders of the Registrant pro rata, in accordance with their stock ownership.

Related Transactions and Parties

        On December 1, 2003, Minrad entered into a an agreement (the "Funding Agreement") with Cagan McAfee Capital Partners, LLC ("CMCP") under which CMCP agreed to assist Minrad in obtaining up to $7.7 million in equity funding. Under the terms of the Funding Agreement, Minrad agreed to compensate CMCP through; (1) payment of a management fee equal to 2% of the equity funding raised by Minrad; (2) payment of an advisory fee equal to 8%

of the amount of the equity funding where the equity funding is lead managed by the Advisors, as defined below, directly or by a third party engaged by the Advisors; (3) grant of incentive warrants to purchase up to 5,000,000 shares of Minrad's common stock at $0.001 per share exercisable for a period of two years, with the number of shares purchasable under the warrant to be proportionately reduced to the extent that Minrad raised less than $7.7 million dollars in the equity funding (the "Incentive Warrants"); and (4) grant of warrants to purchase a number of shares of Minrad common stock equal to 10% of the number or shares sold in the equity funding for which the advisory fee in (2) above, with the warrants to be exercisable for a period of 7 years, have exercise prices equivalent to the per share purchase prices in the equity funding, and to have a cashless net exercise price provision.

        Between December 1, 2003 and July 15, 2004, Minrad sold an aggregate of 3,201,084 shares and raised gross proceeds of $4.0 million, less expenses of $400,000, under the Funding Agreement through private placements of its common stock at $1.25 per share.

        On May 20 and 21, 2004, the Advisors and their affiliates together with John Liviakis and Liviakis Financial Communications, Inc. acquired beneficial ownership of an aggregate of 4,283,750 shares or approximately 86% of the outstanding common stock of the Registrant. The description of the terms of the those acquisitions are contained in Items 1 and 5 of the Registrants Form 8-K Report filed on May 27, 2004 and are incorporated herein by reference. Immediately after those acquisitions, on May 21, 2004 the Registrant entered into an advisory agreement (the "Advisory Agreement") with CMCP and International Capital Advisory, Inc. ("ICA") (CMCP and ICA are hereafter collectively referred to as the "Advisors"), which provided that the Advisors would provide the Registrant with advisory services in connection with structuring and negotiating a potential acquisition transaction involving the Registrant and a target operating company to be identified by the Advisors with which the Registrant would be merged, or which the Registrant would acquire, with the surviving entity to continue the business of the Registrant. As consideration for their services, the Registrant paid the Advisors 500,000 shares of its outstanding common stock.

        On July 15, 2004, the Registrant and Minrad entered into the Acquisition Agreement described above.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

        As described in Item 2.01 of this Current Report on Form 8-K, the Registrant issued to Minrad's shareholders on December 15, 2004 in connection with its acquisition of Minrad's shares of the Registrant's common stock in conversion of all of the 22,363,891 shares of outstanding Minrad common stock on the date of the merger and issued stock options and warrants to purchase a total of 4,842,931 shares of the Registrant's common stock in exchange for the cancellation of all of Minrad's outstanding warrants and stock options, with the warrants and options issued by the Registrant having the same exercise prices and other terms as the cancelled warrants and stock options to purchase Minrad common stock. All of the issuances were made by the Registrant pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

        Between September 1, 2004 and December 14, 2004, the Registrant effected a private placement of an aggregate of 585,257 shares of its common stock (the "Registrant Offering") for $1.75 per share and raised gross proceeds of $1.0 million. The Registrant loaned the proceeds of the Registrant Offering, less $151,700 of expenses, to Minrad pursuant to a 6% Secured Grid Note. In connection with the Registrant Offering, the parties agreed to pay to the Advisors management fees, advisory fees, and warrants under the terms of the Funding Agreement.

        On December 15, 2004, pursuant to the Funding Agreement, the Registrant entered into a Warrant Agreement with CMCP and its affiliate Chadbourn Securities, Inc. under which it issued investment warrants to ten persons to purchase 320,108 shares at $1.25 per share and to three other persons to purchase 58,526 shares at $1.75 per share. The total number of shares purchasable under the warrants is equal to 10% of the amount of shares sold in each of the Minrad offering (described under Item 2.01 above) and the Registrant's Offering. The warrants are exercisable for a seven year period, until December 15, 2011.

        The Registrant also entered into a Stock Option Agreement with four of its shareholders on December 15, 2004. The shareholders include principals of CMCP and Liviakis Financial Communications, Inc. Pursuant to the terms of the Stock Option Agreement, the shareholders have agreed to sell 1,403,792 of their shares to the Registrant at a price of $0.0001 per share if Chadbourn and its affiliates fail to complete the remaining $2,161,840 of the $7.7 million equity funding, as required by the Funding Agreement, by April 30, 2005. To the extent some, but not all, of the equity funding is completed, the amount of option shares purchasable by the Registrant reduces proportionately with the amount of the funding completed. To the extent the options become exercisable on April 30, 2005, they will remain exercisable for a two year period.

        All of the issuances made in connection with the Registrant Offering and the Minrad Offering discussed under Item 2.01 were made by each party pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act solely to accredited investors as that term is defined in Rule 501 of Regulation D.

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant's Certifying Accountant

        Upon the Merger, the Registrant changed its certifying accountant auditor to Freed Maxick & Battaglia, CPA's, PC of Buffalo, New York.

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

        In connection with the merger described in Section 2.01 of this Current Report on Form 8-K, the Registrant on December 15, 2004 issued 22,900,000 shares of its common stock to the former holders of all of Minrad's outstanding common stock and warrants and stock options to purchase a total of 6,270,957 shares of the Registrant's common stock to the former holders of all of the warrants and stock options to purchase shares of Minrad's common stock. As a result, the former shareholders of Minrad own approximately 82% of the Registrant's common stock immediately following the merger. The remaining 18% of the Registrant's shares of Common Stock will be held by its former shareholders, which include CMCP. The merger was unanimously approved by Minrad's shareholders. Under Nevada law, approval of the merger by the Registrant's shareholders was required and such approval was received by the written consent of the holders of a majority in interest of the outstanding common stock of the Registrant. An Information Statement on Schedule 14C was filed with the Commission and delivered to the former shareholders of the Registrant on September 30, 2004 in connection with the required shareholder approval.

Available Information

        The Registrant makes available free of charge on or through its internet website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Securities and Exchange Commission. Our Internet address is http://www.minrad.com. The information contained on the Company's website is not incorporated by reference in this periodic report on Form 8-K and should not be considered a part of this report.

Cautionary Factors That May Affect Future Results

        Some of the statements contained in this periodic report on Form 8-K and other written and oral statements made from time to time by us and our representatives, are not statements of historical or current fact. As such, they are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, which are subject to known and unknown risks, uncertainties and assumptions. They include statements relating to:

•	future sales and financings;

•	the future development of our business;

•	our ability to execute our business strategy;

•	projected expenditures; and

•	trends in government regulation.

        You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those suggested by these forward-looking statements. In evaluating these statements and our prospects generally, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this report. We are under no duty to update any of the forward-looking statements after the date of this report or to conform these statements to actual results.

        Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors are set forth under "Risk Factors" in this report and in the Registrant's periodic filings made with the Securities and Exchange Commission.

New Directors and Officers

        Concurrently with the closing of the merger, Mr. John Kinney and Mr. Steve Obana resigned as the officers and directors of the Registrant and the officers and directors of Minrad became the officers and directors of the Registrant. A description of the Minrad directors who became the Registrant's directors and the Minrad officers who became the officers of the Registrant upon the closing of the merger is set forth below:

Name	Age	Position to be Held with the Registrant
William H. Burns, Jr.	55	Chairman, Chief Executive Officer
John McNeirney	72	Senior Vice President, Chief Technology Officer
Kirk Kamsler	53	Senior Vice President Commercial Development
Richard Tamulski	57	Vice President Finance
David DiGiacinto	50	Director
David Donaldson	60	Director
Donald Farley	62	Director
Duane Hopper	58	Director
Robert Lifeso	60	Director
John Rousseau	61	Director

        William H. Burns, Jr. has served as Chairman and Chief Executive Officer of Minrad since its inception in 1994. Prior to starting Minrad, Mr. Burns was President and Chief Executive Officer of Matrx Medical. He also spent 13 years with the BOC Group in progressive management positions including Vice President of Marketing of Anaquest, the developers of inhalation technology. He is a two-time recipient of the Industry/University Technology Discovery Award. He earned a BBA at St. Norbert College and an MBA at Marquette University.

        John McNeirney has served as the Senior Vice President and Chief Technology Officer of Minrad since he joined Minrad in August, 1996. Prior to joining Minrad, Mr. McNeirney served in various senior executive positions in health care with the BOC Group (from 1983 to 1992), Richardson-Vick (from 1975 to 1983) and The Upjohn Company (from 1964 to 1972). Mr. McNeirney has authored 56 US patents and holds a BS in Chemical Engineering and an MS in microbiology from Carnegie Mellon University.

        Kirk Kamsler has served as Senior Vice President of Commercial Development since June 1, 2004 and has served in various other sales and marketing positions since he joined Minrad in October 1999. From 1996 to 1999 Mr. Kamsler previously served as the Vice President of Sales and Marketing of Cardiac Controls. He held senior marketing and sales positions with Marquette Electronics (from 1989 to 1996), Matrx Medical (from 1985 to 1989) and Davis & Geck (from 1981 to 1984). Mr. Kamsler is a graduate of St. Lawrence University.

        Richard Tamulski has served as Minrad's Vice President of Finance since April 7, 2004 and served as Controller from April 2003 through September 2004. Mr. Tamulski was President, Chief Executive Officer and Chief Operating Officer of Brand Names, a catalog/showroom retailer, from 1996 to 2002. Mr. Tamulski has also served as the Vice-President-Finance of Brand Names from 1989 to 1995. He has 25 years experience in senior financial management beginning with KPMG. He is a graduate of St. Bonaventure University and holds an MBA from the University of Rochester.

        David DiGiacinto has served as a director of Minrad since 2002. Mr. DiGiacinto joined Spencer Trask Specialty Group in 2000 and is currently a Senior Managing Director. Before joining SpencerTrask he spent 18 years at Pfizer, Inc. and six years as a captain in the U.S. Air Force. Mr. DiGiacinto currently serves on the Board of Directors of three other privately-held companies. He is a graduate of the United States Military Academy at West Point.

        David Donaldson has served as a director of Minrad since 2004. Since 1970, Dr. Donaldson has served as a professor of Dentistry at the University of British Columbia, Canada, where he is currently the head of the Department of Oral Biological and Medical Sciences. He has chaired two other departments since 1970 including Oral Maxillo Facial Surgery and Oral Surgical and Medical Science. Dr. Donaldson previously held the position of Director of Pain and Anxiety control in the Faculty of Dentistry, an area in which he is considered an expert and in which he has published extensively. He received his BDS at St. Andrews University, Scotland in 1965. He completed his Fellowship in Dental Surgery through the Royal College of Surgeons, Edinburgh, Scotland in 1969 and his Masters degree in Prosthodontics by Dundee University in 1971.

        Donald Farley has served as a director of Minrad since 2002. For more than five years, Mr. Farley has served as Chief Executive Officer of the SpencerTrask Ventures, an affiliate of Spencer Trask Specialty Group LLC. Prior to joining Spencer Trask, Mr. Farley held numerous positions at Pfizer over a thirty year period, culminating in his position as President of the Consumer Health Care Group. Mr. Farley currently serves on the Board of Directors of other privately-held companies including Westgate Biologics which is located in Ireland. He holds a BS in Chemical Engineering from the University of Rhode Island and an MBA from Hartford University.

        Duane Hopper, has served as a director of Minrad since 2004. Since 1998 Mr. Hopper has been a private consultant in the medical device industry. He was President, CEO, and COO of Graphic Controls Corporation from 1992 to 1998, when it was acquired by Tyco International, Inc.; prior to that time period, he was Vice President and General Manager of the Graphic Controls Medical Products Division from 1988 until 1992.  He served in executive positions with other medical products companies during the 1970's and 1980's with Air Products and Chemicals, Inc.; Zimmer, Inc.; Surgilase, Inc.; and Ohmeda, Inc.  He earned his Masters in Management Degree from the Kellogg Graduate School of Management at Northwestern University in 1974, and he received his Bachelor's Degree in Biology from the University of Virginia in 1968.  He served as an officer in the U.S. Air Force from 1968 until 1972, including one year as a combat aircrew member in Southeast Asia.

        Robert Lifeso, MD, is a co-founder of Minrad and has served as a director of Minrad since 1994. Dr. Lifeso is also the Director of the Spine Center at Erie County Medical Center in Buffalo, New York a position he has held for more than five years. Previously, Dr. Lifeso served as Chief of Orthopedic Surgery at the Veterans Hospital in Buffalo as well as the King Faisal Hospital in Saudi Arabia. He received his FRCSC and MD from the University of Toronto and has published over 60 peer-reviewed articles.

        John Rousseau has served as a director of Minrad since 2002 and is a Managing General Partner of New England Partners Capital, LLC ("NEP"). Prior to co-founding NEP in 1995, Mr. Rousseau held senior management positions with Homart Development (Sears), Spaulding & Slye and Associated Project Control. Prior to his business career, Mr. Rousseau practiced law for 15 years and was a senior partner at the law firm of Hale and Dorr in Boston, Massachusetts. He has a BA from Amherst and an LLB from Columbia University.

Security Ownership of Certain Beneficial Owners and Management

        The table below sets forth as of the date of the closing of the merger information with respect to beneficial ownership of the Registrant's common stock by:

•	John Kinney and Steve Obana, who were the Registrant's directors and officers immediately prior to the merger.

•	Each other person known to the Registrant to own beneficially more than 5% of the Registrant's outstanding common stock, either immediately before or after the merger.

•	Each of the current officer and directors of the Registrant.

•	All of the Registrant's directors and executive officers as a group, both before and immediately after the merger.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to any warrants or options that are presently exercisable or exercisable within 60 days of December 21, 2004, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The numbers reflected in the percentage ownership columns are based on 5,635,257 shares of Registrant's common stock and 22,363,896 shares of Minrad's common stock outstanding immediately prior to the closing of the merger on December 15, 2004, and 27,999,153 shares of the Registrant's common stock outstanding immediately after the merger. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned. An asterisk denotes beneficial ownership of less than 1%.

	Number of Shares		Percent
Name of Beneficial Owner	Before the Merger	After the Merger	Before the Merger	After the Merger
John Kinney (1)	10,000	10,000	*	*
Steve Obana (1)	10,000	10,000	*	*
International Capital Advisory, Inc. Tobin Family Trust (2)	1,730,067	1,730,067	30%	6%
Laird Q. Cagan (1)(3)	1,749,400	1,749,400	30%	6%
Eric M. McAfee (1)(4)	1,102,938	1,102,938	20%	4%
John Liviakis Liviakis Financial Communications, Inc. (5)	800,000	800,000	14%	3%
Kevin Kimberlin Partners L.P. (6)	-0-	8,741,895	-0-	27%
Donald F. Farley (7)	-0-	6,850,481	-0-	23%
Spencer Trask Specialty Group LLC (8)	-0-	6,581,742	-0-	22%
Lincoln Associates (9)	-0-	6,581,742	-0-	22%
New England Partners Capital (10)	-0-	3,980,392	-0-	14%
John Rousseau (10)	-0-	3,980,392	-0-	14%
William H. Burns, Jr. (11)	-0-	1,810,613	-0-	6%
Wilson Greatbatch Technologies, Inc.	-0-	825,000	-0-	3%
David DiGiacinto	-0-	-0-	-0-
David Donaldson	-0-	-0-	-0-
Duane Hopper	-0-	84,675	-0-	*
Kirk Kamsler (12)	-0-	32,500	-0-	*
Robert Lifeso	-0-	607,881	-0-	*
John McNeirney (13)	-0-	114,895	-0-	*
Richard Tamulski (14)	-0-	45,000	-0-	*

All directors and executive officers as a group (10)	20,000	13,485,937	-0-	45%

_____________________
* Less than 1%.

(1) Address: c/o Cagan McAfee Capital Partners, LLC, 10600 N. De Anza Blvd., Suite 250, Cupertino, California 95014, 10600 N. De Anza Blvd., Suite 250, Cupertino, California 95014

(2) Includes (i) 450,000 shares purchased by International Capital Advisory, Inc. (an entity controlled by Mr. Morrie Tobin) from Wilhelm Liesner, former President of the Registrant at $0.01 per share, (ii) 745,000 shares issued to the Tobin Family Trust (an entity which Mr. Tobin controls) in connection with conversion of a note of the Registrant at $0.04 per share, (iii) 100,000 shares purchase by the Tobin Family Trust at $0.04 per share, (iv) 250,000 shares owned by International Capital Advisory, Inc. in connection with a services agreement, and (v) 185,067 investment warrants (155,804 exercisable at $1.25 per share, 29,263 exercisable at $1.75 per share) earned by The Tobin Family Trust pursuant to the Funding Agreement. Address: 40 Bassano Road, Toronto, Ontario, Canada M2N 2K1.

(3) Includes (i) 241,875 shares purchased by Mr. Cagan from Wilhelm Liesner, former President of the Registrant at $0.01 per share, (ii) 565,000 shares issued in connection with conversion of a note of the Registrant at $0.04 per share, (iii) 37,500 shares purchase by Mr. Cagan at $0.04 per share, (iv) 249,100 shares owned by Cagan McAfee Capital Partners, LLC, an entity in which Mr. Cagan owns a 50% interest and shares voting and dispositive power, in connection with a services agreement, (v) 110,104 warrants (82,304 exercisable at $1.25 27,800 exercisable at $1.75 per share) beneficially owned by Mr. Cagan pursuant to the Funding Agreement, (vi) 536,358 shares owned by Mr. Cagan, and (vii) 9,463 shares held by Chadbourne Securities, Inc., an entity affiliated with CMCP.

(4) Includes (i) 241,875 shares purchased by Mr. McAfee from Wilhelm Liesner, former President of the Registrant at $0.01 per share, (ii) 565,000 shares issued in connection with conversion of a note of the Registrant at $0.04 per share, (iii) 37,500 shares purchase by Mr. McAfee at $0.04 per share, (iv) 249,100 shares owned by Cagan McAfee Capital Partners, LLC, an entity in which Mr. McAfee owns a 50% interest and shares voting and dispositive power, in connection with a services agreement, and (v)

(5) Includes (i) 400,000 shares purchased by John Liviakis from Wilhelm Liesner, former President of the Registrant at $0.01 per share, (ii) 400,000 shares owned by Liviakis Financial Communications, Inc. (an entity which Mr. Liviakis controls), in connection with a services agreement.

(6) Includes (i) 2,650,000 shares that Kevin Kimberlin Partners L.P. ("KKP") has the right to acquire pursuant to outstanding warrants, and (ii) 4,825,000 shares and 1,266,895 shares underlying outstanding warrants held by Spencer Trask Specialty Group LLC and various affiliated entities. Kevin Kimberlin is the General Partner of KKP and the controlling stockholder of Spencer Trask & Co., an affiliate of Spencer Trask Specialty Group LLC.

(7) Includes: (i) 246,667 shares held directly by Mr. Farley, (ii) 22,072 shares that Mr. Farley has the right to acquire pursuant to outstanding warrants, (iii) 4,825,000 shares and 1,266,895 shares underlying outstanding warrants held by Spencer Trask Specialty Group LLC of which Mr. Farley is a principal and the Chief Executive Officer, and (iv) 489,847 shares held directly by Lincoln Associates, an affiliate of Spencer Trask. Mr. Farley disclaims beneficial ownership of the shares held by Spencer Trask and by Lincoln Associates.

(8) Includes: (i) 5,314,847 shares held by Spencer Trask Specialty Group LLC and various affiliated entities including 489,847 shares held directly by Lincoln Associates and (ii) 1,266,895 shares that Spencer Trask has the right to acquire pursuant to outstanding Minrad warrants.

(9) Includes (i) 489,847 shares held directly by Lincoln Associates, (ii) 1,266,895 shares and 1,478,000 shares underlying warrants held by Spencer Trask Specialty Group LLC and various affiliated entities. Lincoln Associates is an affiliate of Spencer Trask and accordingly is deemed to be the beneficial owner of Spencer Trask shares. Lincoln Associates disclaims beneficial ownership of the shares held by Spencer Trask.

(10) Includes: (i) 3,505,392 shares held by New England Partners Capital, LLC ("NEP"), and (ii) 475,000 shares underlying outstanding warrants held by NEP. Mr. Rousseau, is also a Managing General Partner of New England Partners Capital, LLC ("NEP"). Due to Mr. Rousseau's position with NEP, Mr. Rousseau exercises voting and investment power with respect to the shares held by NEP. Accordingly, Mr. Rousseau is deemed to be a beneficial owner of the NEP shares. Mr. Rousseau disclaims beneficial ownership of these shares.

(11) Includes: 433,336 shares that Mr. Burns has the right to acquire pursuant to options that are exercisable currently or within 60 days after December 21, 2004.

(12) Includes 17,500 shares that Mr. Kamsler has the right to acquire pursuant to options that are currently exercisable.

(13) Includes 16,500 shares that Mr. McNeirney has the right to acquire pursuant to options that are currently exercisable.

(14) Includes 45,000 shares that Mr. Tamulski has the right to acquire pursuant to options currently exercisable.

(15) Prior to the merger, the Registrant has 2 directors and officers as a group. Following the merger, the Registrant has 10 directors and officers as a group.

Operations of the Registrant Following the Merger

Minrad International, Inc.

        Upon the merger, the Registrant assumed all of the assets, operations and liabilities of Minrad, now a wholly-owned subsidiary of the Registrant, and is operating under its new name, Minrad International, Inc. The Registrant, through Minrad, is now an acute care medical device and pharmaceutical company. The Registrant is developing second-generation medical device products which incorporate patented real time image-guidance technologies and enable medical professionals to improve the accuracy of interventional procedures and provide a significant reduction in radiation exposure for both patients and medical professionals. Minrad's present pharmaceutical products are generic inhalation anesthetics that are primarily used for surgical interventions. Minrad is developing a drug/drug delivery system for conscious sedation.

Anesthesia & Analgesia

        Minrad's primary pharmaceutical products are two inhalation anesthetics, enflurane and isoflurane, which are manufactured in a state-of-the-art manufacturing facility located in Bethlehem, Pennsylvania. Dr. Ross Terrell, Minrad's retired Vice President of Research, is the inventor of the majority of inhalation anesthetics sold in the world today. Domestically, Minrad markets on direct basis. Internationally, Minrad sells in either bulk or finished form to its partners including Baxter International, Inc., Rx Elite, E. Merck Hoei Ltd., Novartis AG, and Laboratories PiSA. Enflurane and isoflurane are marketed for human use under the trade names Compound 347(TM) and Terrell(TM). Isoflurane is also marketed to veterinarians under the trade name Attane(TM). In 2005, Minrad expects to introduce Sevoflurane, another generic inhalation anesthetic, internationally and to file Abbreviated New Drug Application (ANDA) with the FDA for its manufacture and marketing in the US.

Conscious Sedation

        Minrad has under development a drug delivery system for the use of halogenated ethers as inhalant analgesics. This initiative seeks to leverage Minrad's two core businesses; medical devices and inhalation anesthetics. Minrad has filed a patent application, "Drug Delivery for Conscious Sedation" (Burns, McNeirney and Terrell), for a new system for administering conscious sedation that would compete with the widespread use of nitrous oxide, sedative hypnotics, and narcotic analgesics in both the pre-hospital and critical care hospital markets.

Image Guidance

        Minrad is developing medical devices that have broad applications in orthopedics, neurosurgery, interventional radiology and anesthesia (pain management). The platform medical device product is SabreSource(TM), Minrad's second generation device (accuracy: plus or minus 1mm at 1 meter), which uses unique x-ray and laser technology to enable medical professionals to precisely visualize both the surface point of entry and the true angle of approach required to reach an internal treatment area or biopsy site. SabreSource(TM), as did the earlier product

DRTS(TM), significantly reduces radiation exposure to both patients and operating room personnel. The SabreSource(TM) technology significantly improves "ease of use," provides a much larger targeting area, and gives the surgeon complete control over target acquisition. Minrad's Light Sabre(TM) product line is comprised of hand-held instruments that use the inherent accuracy of a SabreSource(TM) laser to enable a medical professional to guide the hand-held instrument from the point of incision to the targeted deep tissue site (accuracy: plus or minus 3mm at 100 mm depth). Presently, Minrad's Light Sabre(TM) line includes six disposable products, including: syringes, aspirating needles, spinal needles, bone and core tissue biopsy needles and a catheter introducer.

Intellectual Property

        Minrad has been issued 13 U.S. patents, and eight of its U.S. patent applications are pending. Minrad has developed 18 medical device products that have received FDA 510(k) acceptance, and it has filed one additional 510(k) application on product line accessories. Minrad's generic pharmaceutical products have received two ANDA approvals and one ANADA approval ("ANADA" means Abbreviated New animal Drug Applicaton). In addition, six of Minrad's products have received Certificate of Entry ("CE") clearance for sale in member countries of the European Union.

Government Regulation

        Minrad manufactures active pharmaceutical ingredients, specifically the chemical synthesis of inhalation anesthetic compounds, and produces finished pharmaceutical products using the compounds manufactured at its facility in Bethlehem, PA. These manufacturing operations are regulated by the US Food and Drug Administration (FDA) and performed in compliance with Current Good Manufacturing Practices as set out by the FDA. The facility is registered with the FDA as a pharmaceutical manufacturer and distributor. It is also registered as a pharmaceutical distributor with the states of Pennsylvania, Texas, Idaho and Kentucky. In addition, we believe that the operations at the Bethlehem, PA facility are in compliance with the federal and state regulations regarding environmental protection, occupational safety and health, labor law and state and local fire safety, building codes, etc. and covenants of the industrial park in which the facility is located. On average, the cost of environmental compliance at our Bethlehem facility averages between 1.75% and 2.25% of revenue generated by the facility.

        Minrad's facility at Buffalo, NY houses both the general headquarters personnel, the medical device design and development technical staff and the manufacturing operations associated with certain critical portions of its medical devices. The facility also warehouses and distributes medical devices. As such, the facility is registered with the FDA as a manufacturer and distributor of medical devices. Certification of the facility under the En13485 Device Directive is scheduled for the end of March, 2005. Current activities at this facility are not subject to any federal, state or local environmental regulations.

United States Regulatory Approvals

        The current status of regulatory acceptances/approvals of our products is as follows:

Medical Devices

Trade Name	Class	510(k) no.	Status	Date
Dual Radiation Targeting System - Light Beam Patient Position Indicator	I	K972852	Exempt	9/15/1997
Dual Radiation Targeting System Drape - Image Intensifier	II	K973073	Substantially Equivalent	10/8/1997
Dual Radiation Targeting System Drape - Remote Control Drape	II	K973067	Substantially Equivalent	10/16/1997
Dual Radiation Targeting System DRTS Drape	II	K973162	Substantially Equivalent	9/22/1997
SabreSource Targeting System	I	K022935	Exempt	10/11/2002
SabreSource Drape	II	K041846	Substantially Equivalent	8/26/2004
Light Sabre Aspiration Needle	II	K982018	Substantially Equivalent	8/7/1998
Light Sabre Bone Biopsy Needle	II	K982735	Substantially Equivalent	9/9/1998
Light Sabre Core Tissue Biopsy Needle	II	K981796	Substantially Equivalent	8/5/1998
Light Sabre Introducer Needle	II	K013040	Substantially Equivalent	12/7/2001
Light Sabre Spinal Needle	II	K021084	Substantially Equivalent	7/3/2002
Light Sabre Syringe	II	K981140	Substantially Equivalent	6/25/1998
Light Sabre Collimator	I	K013161	Exempt	9/21/2001
Light Sabre Collimator (Master File)	I	MAF-1155	Accepted for Filing	9/21/2001
MR Tested Fiber Optic Laryngoscope Handle	I	K970619	Substantially Equivalent	11/19/1997
MR Tested Fiber Optic Short Laryngoscope Handle	I	K041852	Substantially Equivalent	11/15/2004
MR Tested Laryngoscope	I	K971377	Substantially Equivalent	4/30/1998
MR Tested Flashlight	I	K970747	Exempt	5/20/1997

Pharmaceuticals
Product	Use	Trade Name	Approval
Enflurane, USP	Human Anesthetic	Compound 347™	ANDA 74-396
Isoflurane, USP	Human Anesthetic	Terrell™	ANDA 74-416
Isoflurane, USP	Veterinary Anesthetic	Attane™	ANADA 200-141-E0001

MINRAD also has a number of product approvals in other countries and expects additional approvals in the coming year.

Risk Factors

        An investment in the Registrant's Common Stock is speculative and involves a high degree of risk. You should carefully consider the following risks in connection with any investment in the Registrant's Common Stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also adversely impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer significantly. In any of those cases, the value of the registrant's common stock could decline significantly, and you may lose all of part of your investment.

Risks Related to Our Business

We Have Recently Been in Default Under Certain Obligations

        Due to cash flow constraints, recently Minrad has not been able to pay all of its financial obligations as they become due, and we were in default for many months. Minrad is in significant arrears to, and in default under, agreements with certain service providers, other vendors and lenders including, but not limited to, the Buffalo & Erie County Regional Development Corp. (approximately $213,000 at December 15, 2004) and the Internal Revenue Service (approximately $26,000 at December 15, 2004).

        As a result of these defaults, claims have been asserted against Minrad from time to time. Although we have generally been able to negotiate forbearance or other arrangements with our creditors, until we are able to generate positive cash flow on a consistent basis, the risk of claims by creditors will continue and may interfere with our operations.

We May Not Reach Our Break-Even Sales Volume

        Under our proposed development program, management estimates break-even sales volume to be approximately $14 million. The break even sales volume will vary based on the composition of customer sales location (domestic vs. international), the mix between individually-packaged and bulk sales of our inhalant anesthesia products, and the proportion of imaging products that are leased rather than sold. Due to these unpredictable factors, our estimates should only be used as a guideline as our break-even point could be higher.

We Have Historically Experienced Operating Losses And Expect to Continue to Experience Losses in the Foreseeable Future

        Minrad was incorporated on December 7, 1994, and began product commercialization in February 2000. Since incorporation, we have incurred substantial operating losses. Our company has generated relatively small amounts of revenue in its image guidance product line. We do not expect to realize positive cash flow for another twelve months, during which time we will be susceptible to all the normal risks associated with growth stage companies, including unforeseen delays and expenses.

We Are a Growth Stage Company

        Currently, other than for our existing anesthesia and analgesia product lines, we are at the stage of beginning product commercialization. Therefore, our company is subject to all of the risks inherent in both the creation of a new business and the development of new products, including the absence of a history of significant operations. Our company's operations have been limited, especially in the image guidance product line, and, as a result, we must establish many functions that are necessary to conduct business. Such areas include managerial and administrative structure, sales and marketing activities, financial systems and personnel recruitment. We expect to require additional funding as our company continues its product development activities and expands its sales and marketing activities.

Our Financial Projections May Not be Reliable

        Our projections, including our projected break-even point for sales, are based on a number of estimates and assumptions which we believe to be reasonable when taken as whole, but are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based on specific assumptions with respect to future business decisions and financings, some of which will change. In addition, our limited operating history and sales data may prove to be insufficient to base our projected revenue and expense assumptions. Projections are necessarily speculative in nature, and it can be expected that one or more of these assumptions will not materialize or will vary significantly from actual results, and such variances are likely to increase over time. Accordingly, actual results achieved during the periods covered will vary from our financial projections, and the variations may be material and adverse.

We Experience Long Sales Cycles

        Our company has experienced, and expects to continue to experience, relatively long time periods between initial sales contacts and receipt of formal purchase orders. In the image-guided product line, the cycle from first contact to revenue generation involves making multiple visits to medical centers to introduce our SabreSource(TM) platform product and Light Sabre(TM) products to practitioners, and supporting actual clinical use of the system on an evaluation basis. The entire sales cycle entails a substantial period of time, on average between three and six months, and the lack of revenue experienced during this cycle and the expenses involved in bringing new customers to the point of revenue generation may put a substantial strain on our resources.

        In our anesthesia and analgesia product line, the expansion of our international business into new markets requires the registration of our products with each new country's respective regulatory agencies. This registration process can take from 12 to 24 months to complete. Growth in the domestic market depends on our ability to successfully compete with established competitors in the pharmaceutical industry. We have also initiated sales in the domestic veterinary market. However, this market consists of roughly 35,000 relatively small-volume customers, so conversion of a single account does not have an immediate significant impact on revenue.

We May Face Delays in the Development of Our Technology

        Our business strategy in the image-guided product line relies heavily upon the sale of a family of patented disposable products (our Light Sabre(TM) products). While FDA accepted, at this time only a portion of the tooling necessary to manufacture these products has been fully developed. Bringing these products to market involves the design and fabrication of sophisticated tooling for plastic injection molding. Since tooling manufacture is inherently expensive, the designs must be considered carefully in order to avoid costly mistakes. Unforeseen difficulties in the development of these products, as well as other medical device products, may lead to significant delays in the production of tooling and the subsequent generation of revenue.

        Our business strategy in the anesthesia and analgesia product line relies heavily upon our ability to expand our product offerings in the anesthesia market, most notably the launch of sevoflurane. All of our planned product offerings require some form of regulatory acceptance in both the domestic and international markets. Unforeseen difficulties in the development or regulatory acceptance of these products may lead to significant delays in production and the subsequent generation of revenue.

        The development of our conscious sedation system is dependent upon our ability to obtain adequate funding.  The development of this system may be delayed if adequate funding is not available.  A lack of adequate financing would delay our ability to recruit and retain competent technical staff to complete the project and the further development, prototyping and testing of the device to administer the drug component of the system in conformance with FDA requirements.  Additionally, unforeseen delays in regulatory acceptance/approval could adversely impact the market introduction of the system.

We Depend on Strategic Partnerships and Relationships

        Our success depends largely upon our ability to create and maintain important relationships with commercial partners, particularly in international distribution. There can be no assurance that we will be able to develop or maintain strategic partnerships. If we are unable to both maintain strategic partnerships currently in place and develop additional strategic partnerships in critical areas, such as international sales, our business may be adversely affected.

We May Face Competition Which May Adversely Affect Our Business

        In our imageguided product line, radiation exposure from fluoroscopy and the need for accuracy in biopsying a sub-surface target under fluoroscopy are well-recognized concerns. As a result, there is no guarantee that present fluoroscope manufacturers, radiological suppliers, biopsy vendors, and suppliers of minimally-invasive medical devices are not already engaged in research and product development to address these concerns or will not become engaged in these areas of research and product development. Competition can be expected to increase as technological advances are made and commercial applications broaden. Our company competes with other companies within the image-guided market, many of which have more capital, more extensive research and development capabilities and greater marketing and human resources than our company. Competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes developed by us. There can be no assurance that our products or processes will compete successfully, or that research and development by others will not render our company's products or processes obsolete or uneconomical.

        Similarly, in the anesthesia and analgesia product line, our company directly competes with larger and more established companies that have more capital, more extensive research and development capabilities and greater marketing and human resources than our company. Competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes that we develop. In addition, the regulatory requirements and processes associated with the introduction of generic pharmaceuticals require considerably longer approval cycles than those required in the medical device industry. There can be no assurance that our products or processes will compete successfully or that research and development by others will not render our products or processes obsolete or uneconomical.

The Loss of Services of Existing Personnel Would Adversely Affect Our Business.

        Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and senior management staff. The loss of the services of existing personnel, particularly John McNeirney and Bill Burns, prior to the completion of integral projects over the course of the next 12 months would be detrimental to our research and development programs and to our overall business. Our company's anticipated growth and expansion into areas and activities requiring additional expertise will require the addition of key personnel. We are currently seeking to hire several senior managers. Competition for personnel at this level is intense and there can be no assurance that we will be successful in attracting and retaining key personnel necessary for the development of our business. See "Management."

We Must Hire and Retain Skilled Technical and Managerial Personnel

        Qualified personnel are in great demand among acute care companies. Our success depends in large part on our ability to attract, train, motivate and retain qualified management and highly-skilled employees, particularly technical, sales, and marketing personnel, assembly technicians, and other critical personnel. Any failure to attract and retain the highly-trained technical personnel that are integral to direct sales, technology development and technical support teams may limit the rate at which our company can generate sales and develop new products or product enhancements. Similarly, the failure to recruit key scientific and managerial personnel in a timely manner would be detrimental to our research and development programs and to our overall business. There can be no assurance that we will be able to attract and retain skilled persons and the loss of skilled technical personnel would adversely affect our company.

Other Companies May Claim That We Infringe Their Intellectual Property or Proprietary Rights

        Our company has engaged legal counsel to conduct extensive patent searches to determine if our products inadvertently violate third party intellectual property rights. Nevertheless, there is no guarantee that such rights are not being violated. If any of our products are found to violate third party intellectual property rights, we may be required to re-engineer one or more of our products or seek to obtain licenses from third parties to continue offering our products without substantial re-engineering, and such efforts may not be successful.

Failure to Obtain Regulatory Approval for Our Products in the Future May Adversely Affect Our Business.

        Under the provisions of the Federal Food, Drug and Cosmetic Act (the "FDC ACT"), we must obtain clearance from the FDA prior to commercial use in the U.S. of certain of the products that we may develop.

        Medical Devices. The production and marketing of our products and our ongoing research and development activities are subject to regulation by numerous governmental authorities in the U.S. and other countries. Although our current products only require 510 (k) acceptance, involving a lower level of FDA review, it is possible that with future products we may be required to complete the pre-market approval ("PMA") process mandated by the FDA, and equivalent approvals from foreign authorities, prior to marketing these products. Currently, we must submit our products to a review process that generally takes three months and may require the expenditure of substantial resources.

        Additionally, sales of medical products outside the U.S. are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in each respective country may be longer or shorter than that required for FDA approval in the U.S. In order to sell our products inside European Union member countries, and an increasing number of other countries, we will be required to obtain EN13485 certification. There can be no assurance that this will occur as planned, or at all.

        Pharmaceutical Products. The production and marketing of our anesthesia products are also subject to significant regulation by the FDA in the U.S. and by numerous governmental authorities under the laws of other countries. Although we have satisfied such regulations for our current products in the U.S. and the other countries in which we currently market our products, we will need to satisfy all governmental regulations before we can introduce any new pharmaceutical products in the U.S. or extend the sale of our existing anesthesia products to additional foreign countries. The time required for obtaining any such additional regulatory approvals is uncertain, and there can be no assurance that we will be able to obtain them in a timely manner, or at all.

        cGMP Guidelines. Regulations regarding the manufacture and sale of our products are subject to change. We cannot predict what impact, if any, such changes may have on our business, financial condition or results of operation. Failure to comply with applicable regulatory requirements could have material adverse effect on our business, financial condition and results of operations

        Additionally, the time required for obtaining regulatory approval is uncertain. Delays or rejections may be encountered based upon changes in FDA policy, including FDA policy relating to current Good Manufacturing Practices ("cGMP") standards, during periods of product development. Similar delays may also be encountered in countries outside the U.S. There can be no assurance that regulatory acceptance will be obtained on a timely basis, or at all. The failure to obtain timely regulatory acceptance of our products, any product marketing limitations or a product withdrawal would have a material adverse effect on our company. Regulatory acceptance, if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, to obtain such approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Product acceptance could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The third party manufacturers upon whom we depend to manufacture our products are required to adhere to applicable FDA regulations regarding cGMP standards and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with cGMP regulations and other applicable regulatory requirements will be monitored by periodic inspection by the FDA and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including marketing or promoting products for unapproved use, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant PMA for devices, withdrawal of acceptances and criminal prosecution. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory acceptance of our products. Certain material changes to medical devices also are subject to FDA review and acceptance. Delays in receipt of or failure to obtain such acceptances, the loss of previously obtained acceptances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our company's business, financial condition and results of operations.

We Are Subject to Environmental Regulation

        Our operations are subject to Federal, state and local laws and regulations governing, among other things, emissions to air, discharges to waters, and the generation, handling, storage, transportation, treatment and disposal of raw materials, waste and other materials. We believe that our business, operations and facilities have been, and are being, operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, including state and local fire codes related to, among other things, flammable materials, many of which provide for substantial fines and criminal sanctions for violations. However, the operation of any inhalant pharmaceutical manufacturing plant and the handling of specialty raw materials entail risks in these areas, and there can be no assurance that material costs or liabilities will not be incurred. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, we may be required to make additional significant site or operational modifications, potentially involving substantial expenditures or reduction or suspension of certain operations. There can be no assurance that all environmental and health and safety matters pertaining to our prior or ongoing activities have been identified or that the scope of, or costs to remediate, such matters will not be material

We Rely Upon Third-Party Manufacturers

        In our image-guided product line, we believe that our success will depend in part on our ability to have third parties sub-assemble our products in accordance with established quality and cost standards, in sufficient quantities and in a timely manner. Although we remain responsible for manufacturing, there can be no assurance that the third-party manufacturers will perform as expected. Failure of third-party manufacturers to perform will adversely affect our company's ability to manufacture and market its products and generate revenue.

        In our anesthesia and analgesia product line, our company manufactures, and will continue to manufacture, our product line of inhalation anesthetics at our Bethlehem, Pennsylvania facility. Such manufacturing of pharmaceuticals is in full accordance with established quality, safety and environmental regulations, although unanticipated changes in safety and environmental regulations could adversely affect the facility's ability to remain in continuous operation. The continued manufacture of our pharmaceutical products is reliant on the continued availability of certain specialty raw materials and inability to acquire these when needed would adversely affect continued production.

We Face The Risk of Commercial Expansion

        We expect that we will be able to expand our business to address potential growth in the number of customers, to expand our product offerings and to pursue other market opportunities. In order to successfully implement our business strategy, it will be necessary for us to expand our operations rapidly. Our efforts to expand and accelerate our growth will require capital expenditures to improve our operational, financial and inventory systems, procedures and controls and will present new operational issues including management of an increasing number of production, sales, marketing and customer support personnel and the need to expand, train and manage our workforce, particularly our pharmaceutical products workforce. These efforts may strain our management, financial and other resources. In addition, we use internal estimates, based on industry data, to identify the market size and opportunities available for our products. We may have overestimated or underestimated the opportunities in the markets for our products or we may be unsuccessful in managing our additional capital expenditures and operational needs to optimize our growth and expansion. If our efforts are unsuccessful or if we encounter any delay in the production and commercialization of our products, these results would have an adverse impact on our business and operating results.

Our Success Depends on Our Ability to Protect Our Proprietary Technology

        Our success depends, to a significant degree, upon the protection of our proprietary technologies. While we currently own or have an exclusive license to exploit a significant number of U.S. and foreign patents that protect our products, the need to pursue additional protections for our intellectual property is likely as new products are developed and as existing products are enhanced, and there is no guarantee that such protections will be attained in a timely manner, or at all. The filing and maintenance fees and the legal and other expenses necessary to obtain and maintain appropriate patent protection in the United States and important foreign countries is not insignificant. Insufficient funding may inhibit our ability to do so. Additionally, if we must resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk to our proprietary rights if we are unsuccessful in, or cannot afford to pursue, such proceedings.

        Future patents may be issued to third parties upon which our company's technology may infringe. We may incur substantial costs in defending ourselves against claims under any such patents. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief which effectively could block our ability to further develop or commercialize some or all of our products in the U.S. and abroad, and could result in the award of substantial damages against our company. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. There can be no assurance that we will be able to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on our company.

        We also will rely on trade secrets and contract law to protect certain of our proprietary technology. There can be no assurance that any such contract will not be breached, or that if breached, we will have adequate remedies. Furthermore, there can be no assurance that any of our trade secrets will not become known or independently discovered by third parties.

        In 1995, the U.S. Patent and Trademark Office ("PTO") adopted changes to the U.S. patent law that changed the term of issued patents to 20 years from the date of filing rather than 17 years from the date of issuance, subject to certain transition periods. Beginning in June 1995, the patent term became 20 years from the earliest effective filing date of the underlying patent application. Such change may reduce the effective term of protection for patents that are pending for more than three years in the PTO. In addition, as of January 1996, all inventors who work outside of the U.S. are able to establish a date of invention on the same basis as those working in the U.S. Such change could adversely affect our ability to prevail in a priority of invention dispute with a third party located or doing work outside of the U.S. While we cannot predict the effect that such changes will have on our business, such changes could have a material adverse effect on our ability to protect our proprietary information and sustain the commercial viability of our products. Furthermore, the possibility of extensive delays in the patent process could effectively further reduce the term during which a marketed product could be protected by patents. See "Failure to obtain regulatory approval for our products in the future may adversely affect our business."

        Although we have entered into confidentiality and invention agreements with our employees and consultants, there can be no assurance that such agreements will be honored or that we will be able to protect our right to our unpatented trade secrets and know-how effectively. Moreover, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Additionally, we may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. There can be no assurance that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations, or that disputes will not arise with respect to rights in derivative or related research programs conducted by our company or collaborators.

We Face Uncertainties Regarding Health Care Reform

        Several states and the United States government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and medical device manufacturers may charge for their services and products, respectively. If adopted and implemented, such reforms could have a material adverse effect on our business, financial condition and results of operations. See "Business Overview."

We May Face Potential Product Liability Claims in the Future

        In testing, manufacturing and marketing our products, we risk liability from the failure of products to perform as expected. Although we have product liability insurance, such insurance may be inadequate, become unobtainable or become prohibitively expensive. Failure to obtain adequate insurance may significantly impair our ability to test, manufacture and market our products.

Business Interruption

        In February 2003, we experienced a significant business interruption in our Bethlehem facility due to storm damage. We filed a multi-million claim with our insurance carrier, Chubb Insurance. To date we have received a progress payment of $500,000. We have proposed a settlement of the balance of our claim to facilitate receipt of additional funds, but there can be no assurances that we will receive additional funds from Chubb or the timing of the receipt of such funds, if any.

Risks Related to Our Securities

We May Incur Unforeseen Costs and We Will Need to Raise Additional Capital in Order to Meet Our Business Plan

        Minrad is currently operating at a loss, and we intend to increase our operating expenses significantly as we expand our sales and marketing, and continue our technology development efforts. Given the long sales cycle in our image-guided product line from initial customer contact to actual revenue generation, if any, no assurance can be given that we will be able to generate sufficient, if any, additional revenue to fund operations beyond this period. Additionally, we may encounter unforeseen costs that could also require us to seek additional capital. We currently do not have any permanent arrangements or credit facilities in place as a source of funds should this need arise, and there can be no assurance that we will be able to raise sufficient, if any, additional capital, nor is there any assurance that we will be able to raise such capital on acceptable terms. Any additional financing may result in significant dilution to our company's existing shareholders.

Concentration of Stock Ownership and Control

        After the Merger, the ownership of our common stock will continue to be highly concentrated. See "Security Ownership of Certain Beneficial Owners and Management." As a result, these stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. See "Description of Capital Stock." This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, and could deprive our stockholders of an opportunity to receive a premium for their Shares as part of a sale of our company and may affect the market price of our stock.

Future Financings Cannot Be Guaranteed

        We will need to raise approximately $9 million in additional capital in order to meet our business plan during the next 12 months, and the required additional financing may not be available. There can be no assurances that the company's anticipated future financings will occur, or that such financings be available on acceptable terms.

Potential and Actual Conflicts of Interest With Advisors

        Certain advisors who have advisory agreements with the Company and/or Minrad, including Liviakis Financial Communications, Inc., International Capital Advisory, Inc., and Cagan McAfee Capital Partners, Inc. (collectively, the "Advisors") are also major shareholders of the Company, in part because the Company paid them in stock for their services. (See "Related Parties and Transactions"). Potential or actual conflicts exist that could place the interests of the Advisors as shareholders at odds with the best interests of the Company, including with respect to the Company's contracts with the Advisors.

Future Sales of Large Amounts of Common Stock

        Future sales of our common stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933 could adversely affect the market price of our common stock. Certain of our affiliates, who beneficially own large amounts of our Common Stock, are not under lockup letters or other forms of restriction on the sale of their Common Stock. Sales of a large number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could materially impair our future ability to generate funds through sales of Common Stock or other equity securities.

After the Completion of the Merger, Our Common Stock Will Continue to Be "Penny Stock"

        Our common stock is approved for quotation on the OTC Bulletin Board. Since our common stock trades below $5.00 per share, our common stock is considered a "penny stock" and is subject to SEC rules and regulations, which impose limitations upon the manner in which our shares can be publicly traded.

        These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our Common Stock and reducing the liquidity of an investment in our Common Stock.

        Stockholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.

        Our "penny stock" designation may adversely affect the development of any public market for the Company's shares of Common Stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in "penny stock" is suitable for customers.

        Penny stocks are securities (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

        Section 15(g) of the Exchange Act, and Rule 15g-2 of the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in the Company's Common Stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock."

        Rule 15g-9 of the Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive assigned and dated copy of the statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for the Company's stockholders to resell their shares to third parties or to otherwise dispose of them.

We Do Not Intend to Pay Dividends

        Minrad has not paid any cash dividends on its common stock since inception, and we do not anticipate paying any cash dividends in the foreseeable future.

BUSINESS OVERVIEW

Health Care Industry Trends

        We expect the following growth trends in the healthcare industry to affect the market for our products.

        Increased Cost-Containment Efforts. Cost-containment efforts within the healthcare industry support initiatives that lead to reduced severity of surgical procedures and promote quicker recovery of patients, reducing follow-up requirements and shortening the length of hospital stays.

        Increased Public Awareness in the Healthcare Industry. Due to the increase in public awareness and sensitivity in the healthcare industry to women's health issues, there has been an increase in diagnostic procedures for osteoporosis and breast cancer. For example, vertebroplasty is a diagnostic procedure used to treat an osteoporotic fracture, which occur more frequently in menopausal women. Based on industry data, we estimate that 40% of all women will develop an osteoporotic fracture within their lifetime, and believe that 10% of these fractures require open surgical intervention today. In the future, we believe open surgical interventions will be replaced by vertebroplasties, a procedure recently approved for reimbursement by numerous states.

        Increased Focus on Preventative Medicine. Preventative medicine has been proven to be cost and quality effective. A by-product of preventative medicine combined with improved imaging technology is the increased detection of deep-tissue lesions. Without improved biopsy accuracy, the risk of false negatives increases dramatically for deep-tissue lesions. A false negative occurs when a patient is informed that a particular biopsy is not malignant, but in fact, the health care professional missed the target lesion. According to research published by Alex Brown, as many as 15 to 20% of all breast biopsies today generate false negatives.

        Aging Population. An increase in the population of people over the age of 50 in our key markets represents a key component of industry growth. As the population ages, there is an increased demand for testing and surgical procedures.

        Strong Inhalation Anesthetic Market Fundamentals. Isoflurane continues to be a major player in the inhalation anesthetic market. Enflurane has a strong foreign niche market, particularly in areas with high birth rates, and is the only modern inhalation anesthetic approved for use in labor and delivery. We are one of two manufactures of enflurane in the world and are positioning ourselves as the low-cost producer. Upon regulatory acceptance, we also have plans to produce a third inhalant anesthetic product, sevoflurane.

        Government Reimbursement. Suppliers of health care products and services in the U.S. are greatly affected by Medicare and Medicaid. Additionally, suppliers in both the U.S. and international markets are greatly affected by other government insurance programs, as well as by private insurance reimbursement programs. Third-party payers (Medicare, Medicaid, private health insurance, health administration authorities in foreign countries and other organizations) may affect the pricing or relative attractiveness of our products by establishing the level of reimbursement provided to the hospitals and patients for use of our products, or by taking the position that such reimbursement is not available for any use. Where appropriate, we will endeavor to obtain approval for third party-reimbursement for use of its products. See "Risk Factors - Risks Related to Our Business - We face uncertainties regarding health care reform."

Products

Anesthesia and Analgesia

        In December 2000, Minrad acquired the inhalation anesthetic pharmaceutical business of Celltech-Medeva for $300,000 plus the fees and costs of the transaction of an additional $1.1 million. At the time, Medeva had seven international customers, (four active), for its inhalation line. With the purchase of assets potentially worth $7.7 - $10 million, including one of the most modern inhalation anesthetic facility in the world. The carrying value of the long-lived assets was reduced to zero in accordance with purchase accounting. As a result, a $2.2 million negative goodwill was recorded which flowed into the Statement of Operations over the next twelve months

        Minrad pursued the acquisition for four reasons:

•	The operating room ("OR") call point for the products matched those of our planned image-guided line. In many international markets, the same sales partner would sell both products.

•	Management was intimately familiar with the products. The Anaquest Division of BOC Health Care originally developed enflurane, isoflurane and desflurane. At the time, Mr. Burns; was the Vice President of Marketing of Anaquestand Mr. McNeirney was Vice President of Manufacturing. Both had worked with Ross Terrell, Ph.D., the inventor of the drugs and Medeva's VP Research, while at Anaquest. This provided us with operating leverage in the two areas where Medeva had struggled: international customer relationships and plant operations.

•	The anesthesia business provided a revenue and cash generation platform.

•	Mr. Burns and Mr. Kamsler had worked on conscious sedation at Matrx Medical and believed that there was an opportunity to use inhalation agents as inhalation analgesics with the right device support.

Inhalation Anesthetics

        There are five halogenated inhalation anesthetics in use in the world today: halothane, enflurane, isoflurane, sevoflurane and desflurane. Enflurane, isoflurane, and desflurane were originally synthesized and patented by Ross Terrell, Ph.D., our retired VP Research. Terrell also held a patent on the six compounds in the sevoflurane family.

        The market for inhalation anesthetics is presently approximately $925 million worldwide and increasing at 8%-10% annually. The principal factors in the general market growth are an increase in general surgeries (1.8% in the United States, 3.5% in the rest of the world), and the substitution of higher value agents for lower value anesthetic agents, resulting in an appreciation in value per surgery. For reference, the average cost per veterinary surgery for inhalation anesthetic agents ranges from $0.50 to $1.00 and for human surgery from $1.00 to $50.00 depending on the agent chosen and local pricing. In the human market the overall average is slightly above $11 a procedure. (It should be noted that even within the averages there are significant differences based on the length of procedure, surgery site etc.). Overall, the relationship between agent cost and procedure cost is such that there is less price sensitivity than certain other pharmaceutical markets.

Competition

        The two primary suppliers of anesthetic agents, Abbott Laboratories and Baxter International, Inc., are multi-national pharmaceutical and device companies. They merchandise their inhalation and anesthetic products on a global basis, primarily through direct sales. This distribution strategy will be tested in coming years as their proprietary products (Sevoflurane for Abbott, and Desflurane for Baxter) lose patent protection and experience generic competition for the first time.

Minrad Specialty-Proprietary Strategy

        Minrad has a six-part strategy to become the number three player in key global marketplaces:

•	Compete across the global market in partnership with national pharmaceutical firms prominent in the segment.

•	Provide a full line of products.

•	Attain, and sustain, low cost supplier status.

•	Identify niches that allow segmentation and branding.

•	Leverage manufacturing facility through capacity expansion.

•	Transition from a generic supplier to a manufacturer of proprietary (conscious sedation) pharmaceuticals while maintaining generic volume.

Initial Products

        At the time of the acquisition, Medeva produced enflurane and isoflurane. Enflurane is a niche product with principal applications in labor and delivery and where myocardial depression and related myocardial oxygen consumption is beneficial, such as coronary by-pass. It is the only inhalation anesthetic agent approved for labor and delivery and, as a result, its sales volume is concentrated in countries with higher birth rates, most notably Latin America. Management estimates the market for enflurane is to be $15 million a year in 2005.

        Isoflurane is sold throughout the world. Present worldwide sales are estimated by management to be $150+ million with $50 million of that in the veterinary market in 2005, where it remains standard of care for companion animals. In the human market, isoflurane has acceptance across a wide range of surgeries and is of particular use in neurosurgery as it has minimal impact on intracranial pressure and can be used to induce hypotension and reduce bleeding. We sell isoflurane under the TerrellTM (in recognition of Dr. Terrell) and AttaneTM brand names (AttaneTM is our veterinary brand).

Plant Turnaround

        Inhalation anesthetics are essentially specialty chemicals made in dedicated facilities. Management estimates the cost of a new facility to range from $25-$50 million depending on the target production capacity.

        We purchased our Bethlehem plant from Celltech-Medeva for $300,000 (for which Celltech Medeva had paid $54 million six years earlier) in December 2000. Although the Bethlehem plant contains state-of-the-art equipment, due to poor management it was operated as the high cost producer in the industry and was running substantially below capacity. Messrs. McNeirney and Burns used their know-how in inhalation anesthetics along with their turnaround experience to transform a business that was producing product at above selling prices at the time the plant was purchased. Over a three-year period, Minrad management has:

•	Replaced all but one member of the plant management team and upgraded the balance significantly.

•	Reduced plant employment while increasing production capacity 65%. The capacity improvement was achieved without capital investment.

•	Added a distribution partnership for the US domestic marketplace for human use.

•	Added over 20 key international customers including E. Merck, General Electric and Rx Elite while restoring relationships with disaffected customers.

•	Resourced key raw materials at substantial cost reductions.

•	Developed the procedures and programs to allow Minrad to produce sevoflurane, following regulatory approval.

•	Applied for patents on a conscious sedation system which, if approved by the appropriate regulatory authorities, will allow the eventual transformation of the business to a principally proprietary product line.

        When combined with process improvements, successful programs to improve yield, and reduced energy consumption per kilo, Minrad has achieved a 65% average cost reduction at the plant from the time of acquisition in December 2000.

        Inhalation anesthetics are sold as 99.9% pure compounds. There are no additives or excipients. They are naturally aseptic and go through a phase change from liquid to vapor in their delivery. As such, the principal FDA regulation issues from a cGMP perspective are in the packaging of the pure, final product. This is markedly different from a capsule or parenteral operation.

Sevoflurane

        We have scaled up the Bethlehem facility to produce sevoflurane, following regulatory approval. Sevoflurane is the largest selling inhalation agent in the world with revenues approaching $600 million. Abbott markets this product in the United States, Europe and Latin America. Maruishi markets this product in Japan and has sales rights in China. We have one process patent that has issued on the manufacture of sevoflurane and a second patent is pending (Terrell).

Distribution

        Abbott and Baxter's direct sales protocols have created an opportunity for us to identify high quality partners throughout the world. These partners are among the leading local pharmaceutical manufacturing/distribution companies in the particular country or region. These include E. Merck in Japan, L&W in China, Panion in Taiwan, Rx Elite in the US, Laboratorios PiSA in Mexico and Central America, Richmond Labs in Argentina and Spain, and Novartis in the UK veterinary market. We are also an original equipment manufacturer to Baxter.

        Our international marketing strategy has mirrored the expiration of the sevoflurane process patents. We target markets to enter as patents expire in a country/region. This has led to an initial focus on the Pacific Rim and Latin America. (European process patents expire in 2007.) To date, we have signed exclusive distribution agreements that require the distributor to purchase certain minimum dollar amounts/products to remain exclusive (the minimums in the aggregate to remain exclusive exceeding $85 million).

        Sales required for our distributors in order to maintain exclusivity within their defined territory:

$ Millions	Enf/Iso	Sevo	Total

North America	5.5	50.7	56.2
Europe	1.9	3.6	5.5
Latin America	3.1	4.1	7.2
Pacific	3.5	13.4	16.9
Total	14.0	71.8	85.8

        In addition we have another $9 million in potential contracts in process. These contracts may or may not be completed at all or on a timely basis.

        The major agreement signed during the period was with RxElite, Inc. a United States Distributor of inhalation respiratory products. Assuming each party meets the milestones in the agreement to remain exclusive, US sales should approach $55 million in calendar year 2008. RxElite began purchasing product under this Agreement on September 30, 2004.

MR Tested Laryngoscope Blades & Handles

        To complement the pharmaceutical anesthesia offerings, we have introduced a specialty product: MR tested laryngoscope blades and handles. These products allow an anesthetist to intubate a patient very near (within eighteen inches) of the MRI magnet without ferro-magnetic or radio frequency interference. Many patients cannot remain still in a magnet for 45 minutes. This is particularly true of children, certain adults that are claustrophobic, and patients who need some pain relief due to their injuries. We believe we have the only FDA acceptance for an MR tested product in this area. We also have two patents (#6,036,639 and #6,444,358) on these products.

Conscious Sedation

        Nitrous oxide and sedative hypnotics have been used with varying degrees of success as analgesics for centuries. In the past, inhalant anesthetics were not used as analgesics due to the absence of equipment to accurately deliver the agents and the fact that the manufacturers of inhalation agents also made and sold anesthesia equipment costing $100,000 -200,000 per unit.

        Inhalation agents, meet the key requirements for a conscious sedation agent. They are proven safe and effective - at higher doses. They reverse themselves through exhalation. They have a very rapid uptake to analgesic levels (0.4 - 0.64 MAC). They are not addictive or DEA controlled substances. MAC (minimum alveolar concentration) is the accepted method for comparing the potency of anesthetic agents. It is the volumetric concentration of anesthetic agent in the inspired gas stream necessary to achieve anesthesia.

        We filed an application for a US Patent (October, 2002), which covers the use of inhalation anesthetics as inhalant analgesics. Modern inhalation agents move through the initial sedation/analgesia phase rapidly. This compares to a much longer period of transition with earlier agents. In fact, the sedation and analgesia phase is often missed entirely if other induction agents or narcotic analgesics are administered. We plan to produce a device that will "freeze" the delivered concentration at an analgesic level and not allow additional agent to be delivered.

        We believe that inhaled analgesics could be a $5 billion market (drugs and devices) worldwide based on our market research estimates. Procedures that could benefit from this treatment include but are not limited to: Colonoscopy, burn dressing changes, pain relief pre-diagnosis in ambulance and emergency room, ICU/CCU sedation, dental and oral surgery procedures, relaxation for MRI diagnosis, office based dermatological or podiatric procedures, and certain catheterizations.

        We estimate that total cost per procedure will usually be less than the combination of sedative hypnotic/reversal agent used today (example Versad® (midazolam) and reversal agent), and should result in more universally rapid discharge since the inhalant agents are exhaled relatively quickly (i.e. the sedative hypnotic agents and their reversal agents have significantly different half lives, occasionally protein-binding of midazolam results in a patient needing to stay in post-analgesia recovery for a prolonged period with the attendant physician and nurse attention.)

Hypothetical CS Cost Factors

Sevoflurane (US) vs Others
Factor	Nitrous Oxide	Sedative Narcotic	CS w/Sevoflurane
Agent Cost (20 min. Dental Procedure	$0.75	$3.50	$3.12
Relative Overhead Cost
Recovery Care	Nurse or assistant	PAR Nurse and Doctor Required	Nurse or assistant

Patient discharge time (street ready state)	10-20 minutes	30-40 minutes (avg) 1 in 20 patients require 4+ hours	10-20 minutes
Regulatory requirements	Moderate OSHA	OSHA and Extensive DEA	Low OSHA
Dosage variability	Moderate in Adults	High due to protein binding variability	Low
Overdose protection	Machine limited	None	Machine limited
Nausea/vomiting risk potential	Moderate	Low	Very low
Abuse potential	High	Moderate	Low
Staff & liability insurance	High	Very high	Moderate

Sources: American Dental Association Position Paper "The use of conscious sedation, deep sedation and general anesthesia in dentistry".

Department of Pediatrics, University of Ottawa Conscious Sedation Guidelines (www.uofodeptpeds.org/conscious); University of Texas "Use of Conscious Sedation" (www.db.uth.tmc.edu/clinic-pat/patientcare/publications/Clinic_Manual/documents2003/S5sedanesth.doc)

Conscious Sedation

Regulatory Process Overview

Since the CS analgesia indication is for an approved durg, but at lower dosage, there are significant differences in the NDA clinical requirements.

NDA Steps	New Chemical Entity	CS
Toxicology Effects (animal)	Required
Pharmacology Effects (animal)	Required	Testing not required since data already exists and has been accepted
Genotoxicity Screen (in vitro)	Required
Phase 1 Clinicals (safety in humans)	Required
Phase 2 Clinicals (efficacy in humans)	Required
Phase 3 Clinicals (dosage, use indications, expanded safety and efficacy in humans)	Required	Dosage and use information for analgesia indication
Phase 4 Clinicals (additional use indications)	Optional	Optional

Source: CFR21 Chapter 1, Section 314.54.

        Because these drugs are already approved at a higher dose, Minrad will commence Phase III testing immediately following 510(k) acceptance of its device and an IND filing on the agent. Presuming the agent was sevoflurane, this would follow our ANDA application for the manufacture and marketing of sevoflurane. NDA testing will be similar to an acute care product adding a pediatric indication following an adult acceptance. Management believes we can be on the world market to generate sales in a number of countries in 2006.

Image Guidance

        In 1994 and 1995, the FDA issued three health advisories concerning the risk of patient radiation exposure in fluoroscopically guided procedures. At the same time, Dr. Michael Landi and Dr. Robert Lifeso started developing ideas on how to minimize the radiation exposure to both patients and surgical staff. (Dr. Landi was a Neurosurgical Resident at Buffalo General Hospital and Dr. Lifeso was Chief of Orthopedic Surgery at the Erie County Medical Center, also in Buffalo New York.) They approached Bill Burns who was then the founder, President and CEO of Matrx Medical. After he left Matrx, they collaborated on the idea. Minrad Inc. was incorporated in December 1994 and the Dual Radiation Targeting System (DRTS®) was born.

        Along with these FDA advisories, there was (and continues to be) an increased emphasis on developing less invasive surgical techniques that minimize healthcare costs and provide improved patient outcomes. These procedures emphasize:

•	Decreased operating time and increased patient through-put.

•	Minimized patient trauma and recovery time

•	Improved surgical accuracy for better and more lasting results

•	Moving some procedures from the hospitals to out-patient facilities

        Approximately 15% of all surgical procedures now rely on fluoroscopy, CT-scans or other forms of imaging to help perform the minimally invasive procedures. The minimally invasive spine market is estimated to be growing at an overall rate of 40%. Pain management is growing at around 20%. The increased use of fluoroscopy increased the amount of radiation exposure the FDA had warned about. One of the other problems of fluoroscopy use was how to actually locate the subsurface surgical target by looking at a monitor across the room. Further, there was a "parallax" problem whereby surface landmarks were not aligned properly to the image.

DRTS® (First Generation Product)

        The DRTS® Platform was designed to retrofit to existing mobile C-Arm fluoroscopes. The DRTS platform solved the parallax problem by collinearly and coaxially aligning a single X-ray with a pair of reticles. A single point could then be targeted with the laser beam with an accuracy of + 1mm at a distance of 1 meter. Physicians using the DRTS have reported:

•	Radiation reductions of 50 - 90% using our product

•	Eliminated multiple instrument penetrations in attempts to locate subsurface targets saving time and minimizing trauma

•	Improved surgical accuracy thereby minimizing potential complications

Peer Reviewed Results

        In one study, "Accuracy of Fluoroscopically Assisted Laser Targeting of the Cadaveric Spine to Place Transpedicular Screws", Journal of Spinal Disorders 2000:13; 412-418 by R.M. Schwend et al our DRTS® product was used by surgical residents for pedicle screw implantation into 184 pedicles. Although none of these inexperienced residents had previously performed the procedure, the results were impressive with an average error rate of only 1.6%.

        Another peer reviewed scientific study, "Vertebroplasty: techniques to avoid complications," was written by D.B. Moreland et al and published in The Spine Journal (2001) 66-71. He stated in his summary that significant complications can occur in vertebroplasty procedures and are likely underreported. In this study, Dr. Moreland described his technique of performing vertebroplasties and avoiding serious complications by using the DRTS®.

        R. Hugate et al from Hershey Medical Center, Hershey, PA presented a "mirror" study of the Schwend paper as a poster at the American Academy of Orthopedic Surgeons conference held in Dallas, TX in February 2000. Routine fluoroscopic technique was compared to sophisticated image guidance systems from Medtronic (Stealth Station Trion) and BrainLAB (VectorVision2). Experienced surgeons were used in this study. The results: Fluoroscopy alone had a critically malpositioned error rate of 15.3%, clearly showing that a problem exists. The Medtronic and BrainLab systems had an even higher critical error rate of 22.2% and 36% respectively. The results of this study compare to the 1.6% reported in the Schwend study above.

SabreSource™ (Second Generation Product)

        SabreSource™, Minrad's second-generation image guidance system will be introduced in the second quarter of 2005. It maintains the benefits of the DRTS system yet it is smaller, adds the ability to handle multiple targets without repositioning and incorporates a quick-release mounting and alignment system that makes the system easier to use. It is designed to retrofit to existing mobile C-Arm fluoroscopes with a "glove fit" adding greater stability.

        Based on new technology (patent allowed), the SabreSource™ is aligned to the entire X-ray beam instead of a single ray, enabling the physician to successfully target multiple subcutaneous sites of interest using a hand-held remote control unit. Unlike the more costly navigation systems currently on the market that rely on unreliable archival data, the SabreSource™ uses "real-time" fluoroscopic images to accurately guide the physician while the X-ray beam is turned off. The FDA accepts an accuracy claim of + or - 1mm at a distance of 1 meter.

        The following chart compares the SabreSource™ with the DRTS®.

Feature	DRTS®	SabreSource™
Accuracy	+ / - 1 mm at 1 meter	+ / - 1 mm at 1 meter
Target Acquisition	Patient or Fluoroscope repositioning required for 1 mm square target area	Within 4000 mm square target area, Patient or Fluoroscope repositioning not required
Alignment with X-ray field as retrofit	Relies on Tech to determine when the reticles are superimposed	"Spot on the Dot" easier and reduces chance of errors in alignment
Intrusion into field	Reduces operating space by 7.8 cm with some overhang	Reduces operating space by 5 cm with reduced overhang
Mounting	Takes time	Quick install and release

        With these new features and benefits, we believe that our SabreSource™ image guidance system addresses most of the issues that limited the success of the DRTS®. The new ease-of-use features will make it easier for the physician to incorporate into his everyday procedures. With the reduced size and ability to target multiple points, SabreSource™ can be used in a wider range of surgical applications and further reduce surgical time.

        A line of accessories is a part of the SabreSource™ system. The three-compartment Tri-Knew™ battery charger charges, analyses and conditions the 12-volt NiCad battery packs that power the device. There is also a sterile disposable drape that covers the SabreSource™ and C-arm source so that it can be placed in the sterile field. This patented platform drape has an optically correct window that must be used with the SabreSource™ so that the accuracy of the laser beam is not compromised as it would be with a standard c-arm drape. There is also a sterile drape that is used to cover the remote control.

        We estimate the market potential for SabreSource™ product to be around $1.7 billion dollars in 2005 with an annual growth rate of 6%. We also estimate that we can realize operating margins approaching 70% from the sale of these products when production reaches a certain minimum scale. With these margins, a sale of one unit per month, exclusive of recurring disposable product, should cover our sales expense.

Light Sabre™

        The SabreSource™ platform technology is designed for use with the Minrad line of patented (McNeirney/Landi) Light Sabre™ products. Utilizing the laser beam, Light Sabre™ products will "light up" when properly aligned. The physician, along with everyone in the operating theater, can visualize that he is aligned with the subsurface target. The FDA has accepted an accuracy claim of + 3mm at a depth of 100mm. An example of where this can be critical is in biopsies. Physicians are most concerned with a "false negative" where the malignant character of the lesion is missed and appropriate intervention is not taken until after it has grown and spread. Particularly when caught in the early stages, the subsurface lesion may only be less than 1 cm in size.

        The FDA accepted Light Sabre™ products presently include syringes, bone biopsy, aspirating/spinal, core tissue and introducer needles. We plan to continue developing and introducing additional Light Sabre™ products over the remaining fifteen years of patent life. Several companies have already contacted us about building Light Sabre™ technology into their surgical devices.

Real Time Image Guidance

        The SabreSource™ system is "first in class" without any known competition. Other navigation systems, similar to the two systems described previously, use archival data not real time images. Their cost structure ranges from approximately $100,000 - $450,000 compared to a price for SabreSource™ system of approximately $20,000.

Strategy

        The overall image guidance strategy is based upon follow-up consumable business. Every SabreSource™ sold or otherwise placed provides a potential revenue stream of consumables. The cumulative universe of devices in use provides a growing source of demand for Light Sabre™ product line extensions.

        OEM: We are working with C-arm manufacturers to have the technology built into factory units. If SabreSource™ becomes more widely known and a standard of care, we want to create the concept of "Minrad Inside" similar to "Intel®" inside".

        Therapy Partners: Several companies have begun discussions with us regarding building Light Sabre™ technology into their equipment. Such discussions are in an early stage. We believe that the additional accuracy and safety of the Minrad technology combined with their technology or therapy would greatly enhance their competitive advantage. From our perspective, if another company utilized Light Sabre™ technology, there would be another sales organization providing leads and helping to pull through SabreSource™ sales which, in turn, would pull through additional Light Sabre™ sales.

        Hospital Synergies: Hospital purchasing departments do not want to add extra SKU's to their inventory. Since most Light Sabre™ products are priced competitively against similar commodity products, they can be utilized in procedures when the SabreSource™ is not used or required. However, the commodity products do not "light up" and provide the same accuracy when the SabreSource™ is used. We believe that hospitals will be encouraged to standardize on Light Sabre™ products to minimize their inventory.

        The initial marketing emphasis will be on anesthesiologists and the pain management market segment because of the call point similarities with the anesthetic business. Pain management clinics have a higher patient volume with shorter procedures and patient recovery time than hospital procedures. In a typical clinic a physician may perform from 10 to 15 procedures per day, almost all of which use fluoroscopic guidance. The Light Sabre™ usage will be higher and the selling cycle from initial evaluation to actual purchase tends to involve fewer people and is more rapid.

Market for Products

Customers:
Emphasis on teaching institutions / department chiefs Neurosurgeons, orthopedic surgeons, radiologists and anesthesiologists Luminaries in their respective areas of expertise

North American Distribution:
Direct sales representatives with experience calling on "university" type accounts and surgical residents familiar in communicating therapies and treatments with "connoisseur" customers
Develop partnerships with complementary device manufacturers and have dual selling situations

International Distribution:
Device distributors with direct sales
Currently working in orthopedic, neurosurgical and radiological markets
Carry complementary product or product(s) such as pedicle screws, intramediary rods or vertebroplasty kits.
Partner with complementary distributors or manufacturers

        In the preceding sections, we have set forth the estimated size of the markets (U.S. and/or world markets) for certain classes of products that we sell or plan to sell. These estimates are based on publicly available information and on assumptions that we believe are reasonable. Although our research does show the potential for significant product sales, our estimate should not be viewed by a potential investor in this offering as any kind of guarantee that we will in fact achieve any level of future revenues or sales of any particular product. We face actual or potential competition for all of our products, and in most cases our competitors have significantly greater financial, marketing, distribution and human resources. See "Risk Factors" and "Forward Looking Statements."

Facilities

        Our principal offices are located at 847 Main Street, Buffalo, New York where we lease approximately 17,500 square feet of laboratory and office space at a cost of approximately $193,480 per year under a lease that expires in December 2006, with a renewal option.

        We also own a 28,587 square-foot pharmaceutical manufacturing facility on 4 acres in Bethlehem, Pennsylvania that consists of approximately 11,523 square feet of finished office and laboratory space and 17,064 square feet of manufacturing space.

        We believe that our facilities are adequately insured.

Employees

        We currently employ 48 employees on a full-time basis. Our employees are not unionized. We believe that we have a good relationship with our employees.

Manufacturing

        At this time, our manufacturing strategy for our medical devices relies principally upon contract manufacturers. Critical sub-assemblies that involve proprietary materials and methods may be manufactured in-house or contracted out. Final device assembly is done at our Buffalo facility.

        At our Bethlehem manufacturing facility, we currently produce bulk isoflurane and enflurane, which are manufactured from raw materials. Upon completion of production, these pharmaceuticals are also packaged on site into 100mL and 250mL bottles prepared for distribution. We expect to begin producing and shipping sevoflurane in April 2004 after completion of internal validation.

Raw Materials

        [Paragraph from J. McN]

Legal Proceedings

        On December 10, 2004, a Notice of Mechanic's Lien claim for $86,902.00 was filed on behalf of H.T. Lyons, Inc. in the Court of Common Pleas of Northhampton County, Pennsylvania. This claim relates to process-piping work performed by H.T. Lyons, Inc. at Minrad's manufacturing plant in Bethlehem, Pennsylvania. The Registrant intends to contest the Mechanic's Lien claim.

Description of Capital Stock

        We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.25 per share. As of December 15, 2004 we have 27,999,153 shares of our common stock issued and outstanding.

Warrants

        There are outstanding warrants exercisable to purchase up to 4,842,931 shares of common stock at prices ranging from $.75 to $1.75 per share that will be exercisable for periods of up to 10 years.

Options

        There are outstanding options to purchase up to 2,358,250 shares of common stock at an average exercise price of $1.53 and of which 729,169 are fully vested.

Common Stock

        The following statement is a brief summary of certain provisions relating to our common stock:

        Dividends. The holders of common stock are entitled to receive, ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefore.

        Liquidation Preference. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled, subject to the rights of holders of our preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

        Conversion. The holders of common stock have no conversion rights and they are not subject to further calls or assessments by us.

        Preemption. The holders of common stock have no preemptive rights and they are not subject to further calls or assessments by us.

        Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote.

        Redemption. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

        Protective Provisions. So long as any shares of our common stock remain outstanding, a vote of two-thirds of the then-outstanding shares of our common stock (voting as a separate class) is required for the Company to take any of the following actions: (i) the sale of all or substantially all of the assets of the company; (ii) any merger or consolidation of the company with or into any other corporation, partnership, limited liability company or business entity in which a vote of the stockholders of the company is required; (iii) any amendment of the Certificate of Incorporation of the company; (iv) any amendment of the by-laws of the company by the stockholders of the company; (v) the liquidation or dissolution of the company; and (vi) the removal of any director of the Company without cause.

Restrictions on Transfer

        Our outstanding shares were sold under valid exemptions from the registration requirements of Securities Act of 1933, as amended, provided by SEC Rule 506 of Regulation D and none of the shares may be resold or transferred unless the transaction is registered under the Securities Act or an exemption from registration under the Securities Act and any applicable state securities law is available and complied with.

        In general, Rule 144 under the Securities Act governs the resale of securities purchased in unregistered offerings, including this offering. Generally, sales of securities can only be made in reliance upon Rule 144 if (a) the shares have been held for at least one year, the class of securities is then registered under the Securities Exchange Act of 1934, the shares are sold in limited amounts through a broker into a public market, and the seller files a Form 144 with the SEC, or (b) the shares have been held for 2 years and the holder is not and has not been an affiliate of Minrad during the three months prior to the sale, the shares may be sold in unlimited amounts and without further conditions.

        There is no public market for our common stock. Unless we register our common stock under the Securities Exchange Act and file all required reports under that Act, no public market can develop, and the exemption for resale under Rule 144 based upon a one year holding period will not be available.

        Absent compliance with Rule 144, the shares generally may not be re-sold unless their sale is registered under the Securities Act. A restrictive legend in substantially the following form will be imprinted on the certificates representing the shares and stop transfer orders or other appropriate instructions will be maintained against the transfer of the shares on our transfer records or those of our transfer agent:

"The securities represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act"). The securities have been acquired for investment purposes and may not be sold, transferred, pledged or otherwise disposed of in the absence of an effective Registration Statement for the securities under the Act or an opinion of counsel satisfactory to the issuer that the proposed disposition will not violate Section 5 of the Act."

        The shares may not be transferred unless (a) a registration statement is in effect under the Securities Act covering your proposed transfer and you make the transfer in accordance with such registration statement, or (b) you sell the shares in a transaction exempt from the Securities Act registration requirements. In case of any transfer under clause (b), you must notify us of your proposed transfer and, at our request, furnish us with an opinion of counsel reasonably satisfactory to us that your transfer will not require registration under the Securities Act.

Registration Rights.

        Certain common shareholders and warrant holders have been granted similar demand and "piggyback" registration rights with respect to shares of common stock (and shares of common stock issuable upon the exercise the warrants) pursuant to the terms of a Registration Rights Agreement among the parties. The form of Registration Rights Agreement is filed as an exhibit to this Form 8-K.

Market for Common Equity and Related Stockholders Matters

Market Information

        The Registrant's common stock is quoted on the Over-the Counter Bulletin Board, a service maintained by the National Association of Securities Dealers, Inc., under the symbol, "TAQC.OB". Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these prices reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily reflect actual transactions. The high and low sales prices for the periods presented have been adjusted to reflect stock splits:

Fiscal Years:
2002	High	Low
December 31, 2001	*	*
March 31, 2002	*	*
June 30, 2002	*	*
September 30, 2002	*	*
2003
December 31, 2002	*	*
March 31, 2003	*	*
June 30, 2003	.04	.01
September 30, 2003	.06	.04
2004
December 31, 2003	.06	.05
March 31, 2004	.11	.06
June 30, 2004	.11	.11
September 30, 2004	10.05	.11

*no available quoted prices during these periods

Holders

        As of December 15, 2004, there are approximately 600 shareholders of record of the Registrant's common stock.

Dividends

        We have not paid any dividends since our inception and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings of our business for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon the future earnings, results of operations, financial position and capital requirements of the Registrant, among other factors, and will be at the sole discretion of our board of directors.

Securities authorized for issuance under equity compensation plan

        As of December 15, 2004, the Registrant has one stock option plan previously approved by its shareholders.

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan Category
Equity compensation plans approved by security holders .........................................................................

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Revenue for Fiscal 2004 was $4,116,000, an increase of $ 602,000 or 15 % from Fiscal 2003. The increase reflects growth in the United States market partly offset by lower sales in the Pacific Rim markets, principally to India. Gross Profit After Distribution Expense ("GPADE") was $762,000, down $498,000 from the prior period. Margins in 2004 were 19% compared to 37% in 2003. The revenue change from Fiscal 2002 to 2003 was an increase of $689,000 or 20%. The Gross Profit Margin improved from 26% to 37% during this same period.

        Operating expenses for Fiscal 2004 of $4,246,000 increased sharply from Fiscal 2003 by $ 913,000, 22%. This was almost entirely due to increased finance cost related to audit, headcount expense, the merger with TAC and preparation for MINRAD as a public entity. Finance & Administrative increased $811000, 36%, to $2,228,000. Research & Development expenses, $1,273,000, 31% of revenue, were essentially flat (up $4,000) compared to fiscal 2003. Sales and Marketing expense, $744,000, were up $98,000, 13%, on higher volume from the prior period. The Operating expense reduction from Fiscal 2002 to 2003 of $801,000 was primarily due to a substantial reduction in personnel in 2003.

        Non-operating costs for Fiscal 2004 compared to Fiscal 2003 showed a decrease of $129,000, 21% in interest expense due to the conversion of debt to common stock during the year. There were non-cash costs of $713,000 reflecting the inducement cost for convertible debt holders to convert to equity as part of our restructuring for Fiscal 2004. Interest expense increased $112,000 between Fiscal 2002 and 2003 due to the increase use of debt to fund operations. The bottom line of Fiscal 2002 was favorably adjusted by $1,647,000 due to a change in accounting principle to record the negative goodwill of its Fiscal 2001 acquisition.

Financial Condition

        Throughout the period covered by the financial statements, MINRAD funded its operations primarily through borrowings and private sales of its equity securities. Fund Raising activity and the conversion of debt to equity resulted in a reduction in Stockholders deficit between periods from $(5,887,000) in FY 2003 to $(3,309,000) in FY2004. Operating losses of $ 4.7 million in the current period were offset by the benefit from raising of $3.6 million new equity funding and $3.0 million of the conversion of debt to equity investment. The company sustained net losses of $2.4 million and $2.8 million in Fiscal 2002 and Fiscal 2003 respectively.

        MINRAD International plans to fund 2005 operations through a combination of additional equity investment, improved operating performance and an expanded bank line. Management estimates that $9 million in new equity will be required to fund operations in the coming year.

Unaudited Financial Statements

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

        Effective as of December, 2004, the Registrant's Board of Directors amended and restated the Registrant's Articles of Incorporation changing the corporation's name from "Technology Acquisition Corporation" to "Minrad International, Inc."

Section 8 - Other Events

Item 8.01 Other Events

        Concurrently with the closing of the merger, the Registrant changed its principal executive offices to be located at 847 Main Street, Buffalo, New York 14203, which has been the location of Minrad's principal executive offices.  The Registrant has also adopted the September 30 fiscal year end of Minrad as its fiscal year and subsequently expects to adopt a December 31 fiscal year end.

        The Registrant's current Stock Transfer Agent is:  Holladay Stock Transfer with an address of 2939 N. 67th Place, Scottsdale, Arizona 85251, (480) 481-3940.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

        (a)     Financial statements of businesses acquired

        (1)    The audited financial statements of Minrad required by Rule 3-05(b) of Regulation S-X:

        Report of Independent Public Accountants

        Balance Sheet as of September 30, 2003 and September 30, 2002.

        Statement of Operations for the fiscal years ended September 30, 2002 and 2003.

        Statement of Changes in Stockholders' Deficit for each of the fiscal years ended September 30, 2002 and 2003.

        Statements of Cash Flow for each of the fiscal years ended September 30, 2002 and 2003.

        Notes to Financial Statements

        (2)    The unaudited financial statements of Minrad required by Rule 3-05(b) of Regulation S-X:

        Audited financial statements for the fiscal year ended September 30, 2004 will be filed by the Registrant not later than the required 71 days from the date of this filing.

        Balance Sheet as of September 30, 2004.

        Statement of Operations for the fiscal year ended September 30, 2004.

        Statement of Changes in Stockholders' Deficit for the fiscal year ended September 30, 2004.

        Statement of Cash Flow for the fiscal year ended September 30, 2004.

        (b)     Pro forma financial information

        The pro forma financial information of the Registrant and Minrad required by Article 11 of Regulation S-X are filed herewith.

        Pro forma Balance Sheet as of September 30, 2004.

        Pro forma Statement of Operations as of September 30, 2004.

        (c)     Exhibits

        The following exhibits are filed as part of this Current Report on Form 8-K:

        2.1 Agreement and Plan of Exchange, dated as of July 15, 2004, by and among Technology Acquisition Corporation, Minrad Inc., and Technology Acquisition Subsidiary, Inc. (incorporated by reference to Exhibit 2.1 filed on Form 8-K on July 15, 2004).

        2.2 Amendment to Agreement and Plan of Exchange, dated as of August __, 2004, by and among Minrad Inc., and Technology Acquisition Subsidiary, Inc. (incorporated by reference to Exhibit 99.1 filed on Form 8-K on August 30, 2004).

        3.1 Articles of Incorporation of Registrant.

        3.2 Bylaws of Registrant.

        4.1 Form of Warrant Agreement, dated December 15, 2004, by and among Minrad International, Inc., Minrad Inc., Cagan McAfee Partners, LLC and Chadbourne Securities, Inc.

        4.2 Form of Stock Option Agreement, dated December 15, 2004 by and among the Registrant, Minrad Inc., Cagan McAfee Capital Partners, LLC, Liviakis Financial Communications, Inc., Laird Q. Cagan, Eric McAfee and the Tobin Family Trust.

        4.3 Form of Voting Agreement, dated November __, 2004, by and among Laird Q. Cagan, Eric McAfee, International Capital Partners, LLC and the Registrant.

        4.4 Form of Registration Rights Agreement by and between Minrad Inc. and the Investors.

        8.0 Engagement Letter, dated December 1, 2003 by and between Minrad Inc. and Cagan McAfee Capital Partners, LLC.

        10.1 Employment Agreement of William H. Burns, Jr., dated March 1, 2004.

        10.2 Employment Agreement of John McNeirney, dated March 29, 2004.

        10.3 Lease of 847 Main Street, Buffalo, New York.

        21 Subsidiaries of the Registrant.

        23 Consent of Freed Maxick & Battaglia, CPA's, PC.

(a)(1) Audited Financial Statements of MINRAD INC.

CONTENTS

Page

Independent Auditor's Report	1

Financial Statements:

Balance Sheets	2

Statements of Operations	3

Statements of Change in Stockholders' Deficit	4

Statements of Cash Flows	5

Notes to the Financial Statements	6 - 27

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Minrad Inc.

        We have audited the accompanying balance sheets of Minrad Inc. as of September 30, 2003 and 2002, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minrad Inc. as of September 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," effective October 1, 2001.

/s/ FREED MAXICK & BATTAGLIA, CPA's, PC

Buffalo, New York
December 4, 2004

	MINRAD INC.

	BALANCE SHEETS
	September 30,

ASSETS		2003	2002

Current assets:
Cash		$750	$750
Accounts receivable, net		819,446	270,553
Inventories, net		1,328,935	2,095,904
Prepaid expenses		45,765	54,465
Total current assets		2,194,896	2,421,672

Property and equipment:
Machinery and equipment		716,973	653,497
Computers		108,254	108,254
Furniture and fixtures		10,670	10,670
		835,897	772,421
Less accumulated depreciation		509,811	363,481
		326,086	408,940

Other assets		55,475	60,273

		$2,576,457	$2,890,885

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Demand notes payable		$4,169,258	$2,531,180
Accounts payable		1,743,150	1,476,329
Accrued expenses		854,970	604,258
Due to affiliates		423,659	555,336
Current portion of long-term debt		1,272,362	1,290,207
Total current liabilities		8,463,399	6,457,310

Stockholders' deficit		(5,886,942)	(3,566,425)

		$2,576,457	$2,890,885

See accompanying notes.

MINRAD INC.

STATEMENT OF OPERATIONS
For the Years Ended September 30,

2003		2002

Sales	$3,514,963	$2,825,629

Cost of goods sold	2,224,868	2,076,934

Gross profit	1,290,095	748,695

Operating expenses:
General and administrative	1,417,374	1,502,722
Research and development	1,269,842	1,012,066
Selling	645,805	1,619,691
Total operating expenses	3,333,021	4,134,479

Operating loss	(2,042,926)	(3,385,784)

Non-operating expense:
Interest expense	(752,591)	(640,191)

Loss before effect of change in accounting principle	(2,795,517)	(4,025,975)

Effect of change in accounting principle (Note 1)	-	1,647,029

Net loss	$(2,795,517)	$(2,378,946)

See accompanying notes.

MINRAD INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
For the Years Ended September 30,

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock

					Common Stock		Additional Paid-in	Stock Subscription
									Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total
Balance at September 30, 2001	607,251	$ 4,858,008	4,860,325	$ 5,267,555	8,687,909	$ 86,879	$ 1,205,692	$ (18,385)	$(13,056,565)	$(1,656,816)

Collection of subscription
receivable	-	-	-	-	-	-	-	18,385	-	18,385

Detachable warrants issued with
demand note payable	-	-	-	-	-	-	225,476	-	-	225,476

Beneficial conversion feature of
demand notes payable	-	-	-	-	-	-	225,476	-	-	225,476

Net loss	-	-	-	-	-	-	-	-	(2,378,946)	(2,378,946)

Balance at September 30, 2002	607,251	4,858,008	4,860,325	5,267,555	8,687,909	86,879	1,656,644	-	(15,435,511)	(3,566,425)

Issuance of series B preferred
stock	-	-	950,000	475,000	-	-	-	-	-	475,000

Conversion of series A preferred
stock to common stock	(607,251)	(4,858,008)	-	-	607,251	6,073	4,851,935	-	-	-

Conversion of series B preferred
stock to common stock	-	-	(4,860,325)	(5,267,555)	4,860,325	48,603	5,218,952	-	-	-

Net loss	-	-	-	-	-	-	-	-	(2,795,517)	(2,795,517)

Balance at September 30, 2003	-	$-	950,000	$475,000	14,155,485	$141,555	$11,727,531	$-	$(18,231,028)	$(5,886,942)

			See accompanying notes.							4

MINRAD INC.

STATEMENT OF CASH FLOWS
For the Years Ended September 30,

	2003	2002
Cash flows from operating activities:
Net loss	$(2,795,517)	$(2,378,946)
Adjustments to reconcile net loss to net
cash used by operating activities:
Increase in allowance for doubtful accounts	200,000	62,438
Decrease in inventory reserve	(125,000)	(359,289)
Depreciation	146,330	143,380
Amortization of note discount	205,218	245,734
Effect of change in accounting principle	-	(1,647,029)
Loss on sale of equipment	-	5,500
(Increase) decrease in assets:
Accounts receivable - trade	(748,893)	36,064
Inventory	891,969	1,060,260
Prepaid expenses	8,700	(5,864)
Accounts receivable - affiliates	-	48,996
Increase (decrease) in liabilities:
Accounts payable	266,821	(439,863)
Accrued expenses	250,712	130,718
Net cash used by operating activities	(1,699,660)	(3,097,901)

Cash flows from investing activities:
Proceeds from liquidation of investment	475,000	-
Purchases of property and equipment	(63,476)	(90,076)
Proceeds from sale of equipment	-	10,764
Net cash provided (used) by investing activities	411,524	(79,312)

Cash flows from financing activities:
Net decrease (increase) in other assets	4,798	(73,906)
Net advances (repayments) from affiliates	(131,677)	223,660
Borrowings under demand notes payable	2,950,000	3,076,398
Repayments under demand notes payable	(1,517,140)	(940,000)
Borrowings of long-term debt	-	875,000
Principal payments on long-term debt	(17,845)	(2,324)
Collection of subscription receivable	-	18,385
Net cash provided by financing activities	1,288,136	3,177,213

Net change in cash	-	-

Cash - beginning of year	750	750

Cash - end of year	$750	$750

See accompanying notes.		5

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

        Business Description - Minrad Inc. (the Company) is an acute medical device and pharmaceutical company. The Company's products are sold predominantly in North America and Europe. The Company's medical device products are used in the hospital acute care and operating room market. The Company is in the process of redesigning these products, resulting in minimal revenue during the years ended September 30, 2003 and 2002.

        The pharmaceutical aspect of the business is engaged in the manufacture and sale of generic inhalation anesthetics that are primarily used for human and veterinary surgical interventions. Approximately 90% of the Company's 2003 and 2002 sales revenue is generated from the sale of these generic liquid anesthetic products. The Company's products are sold primarily in North America, Europe and Asia.

        Business Combination/Change in Accounting Principle - Effective December 15, 2000, the Company acquired certain assets and liabilities of Medeva Pharmaceuticals PA, Inc. (Medeva) located in Lehigh Valley, Pennsylvania. Medeva is a manufacturer of generic liquid anesthetics. As a result of the purchase, the Company recorded negative goodwill of $2,237,474 that was being amortized over its useful life, estimated to be three years. Accumulated amortization as a result of this transaction amounted to $590,445 as of September 30, 2001.

        In June 2001, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards (SFAS) No. 141, titled "Business Combinations". The Company adopted the provisions of this standard during the year ended September 30, 2002. Accordingly, the net book value of the negative goodwill as of September 30, 2001, amounting to $1,647,029, was written off and recognized as the effect of a change in accounting principle in the accompanying statement of operations for the year ended September 30, 2002.

        Accounts Receivable - The Company carries its accounts receivable at cost less an allowance for doubtful accounts. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. The allowance for doubtful accounts was $355,000 as of September 30, 2003 ($155,000 - 2002). No interest is accrued on past due accounts receivable.

        Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market. A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable by management in the period in which it is determined to be potentially non-saleable.

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Property and Equipment - Property and equipment are carried at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from three to five years. Depreciation expense for the Company amounted to approximately $146,000 for the year ended September 30, 2003 ($143,000 - 2002).

        The Company owns land and a manufacturing facility located in Bethlehem, Pennsylvania, acquired in a business combination during the year ended September 30, 2001. The facility, as well as related machinery and equipment, are used in the Company's pharmaceutical operations. The land and facilities were appraised at a fair value of $1,650,000 as of December 8, 2003. The related machinery and equipment were appraised at a fair value of approximately $4,100,000 as of March 27, 2001, assuming continued use. At the date of acquisition, the fair value of the assets exceeded the consideration paid. Accordingly, in accordance with FAS 141 "Business Combinations," there was no value assigned to these assets at the date of acquisition and they have a zero recorded value at September 30, 2003 and 2002.

        Income Taxes - The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The standard requires the asset and liability method of accounting for income taxes and the recognition of future tax benefits, measured by enacted tax rates, attributed to deductible temporary differences, and net operating loss carryforwards to the extent that realization of such benefits is more likely than not, as well as future tax obligations attributed to taxable temporary differences.

        Revenue Recognition - The Company recognizes revenue from products sales when the goods are shipped to the customer and title has been transferred.

        Research and Development Costs - All costs related to research and development are expensed as incurred. These costs include labor and other operating expenses related to product development, as well as costs to obtain regulatory approval.

        Advertising - The Company expenses advertising as incurred. These amounts were not material for the years ended September 30, 2003 or 2002.

        Stock Based Compensation - The Company accounts for its stock option plans utilizing the intrinsic value method specified under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense is recognized for stock options issued to employees as long as the exercise price is greater than or equal to the market value of the common stock at the date of grant. In accordance with SFAS 123, "Accounting for Stock-Based Compensation," the Company discloses the summary of proforma effects to reported net loss as if the Company had elected to recognize compensation costs based on the fair value of the employee options at the grant date. Stock warrants issued to non-employees are recognized as compensation expense based upon the fair value of the consideration received or the fair value of the equity instruments issued, which ever is more reliably measurable.

        Accounting Estimates - The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts.

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Fair Value of Financial Instruments - The carrying amount of cash and cash equivalents, accounts receivable, inventories, accounts payable and accrued expenses are reasonable estimates of their fair value due to their short maturity. Based on the borrowing rates currently available to the Company for loans similar to its term debt and notes payable, the fair value approximates its carrying amount.

        Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in financial institutions. Although the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by the financial institutions.

NOTE 2. - CONTINUING OPERATIONS

        The Company expects to and has devoted substantial capital resources to expand operations through internal growth and strategic acquisitions and expects such activities will be funded from the issuance of additional equity or debt securities (see Note 14). There can be no assurance that such additional financing, if necessary, will be available on terms acceptable to the Company or at all. Failure to raise the funds necessary to finance future cash requirements could adversely affect the Company's ability to pursue its strategy and could negatively affect operations in future periods. The accompanying financial statements do not reflect any adjustments that may be necessary in the event the Company is unsuccessful in its fundraising efforts.

NOTE 3. - INVENTORIES

Inventories consist of the following at September 30:

	2003	2002

Raw materials	$460,312	$679,459
Work-in-progress	522,610	445,077
Finished goods	1,071,013	1,821,368
	2,053,935	2,945,904

Less reserve for slow moving and
obsolete inventory	725,000	850,000

	$1,328,935	$2,095,904

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. - DEMAND NOTES PAYABLE

Demand notes payable consists of the following at September 30:

2003	2002

The Company has a demand note payable to Wachovia Bank, N.A. with interest payable monthly at 1.25% above the Lender's monthly LIBOR Index rate (1.15% at September 30, 2003). The note is secured by all assets of the Company and is guaranteed by Kevin Kimberlin Partners LP (KKP). Kevin Kimberlin is an officer of Spencer Trask Specialty Group. In connection with this guarantee, the Company issued warrants to KKP to purchase 2,500,000 million shares of common stock. Of which, 1,000,000 shares were granted in August 2001 and 1,500,000 were granted in December 2001. The warrants are exercisable for $1 per share, vested immediately and expire December 2004. (A)

$1,000,000	$1,000,000

Spencer Trask Specialty Group, LLC (STSG) - A $750,000 convertible promissory note, which accrues interest at a rate of 8.0%. Total principal and interest is due in March 2004. The note is secured by certain inventory and is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. STSG has the election to convert the note into shares of the Company's Series C preferred shares, if issued, at a conversion rate of 20% less than the price of a Series C preferred financing of $2,000,000 or more.    If no such transaction takes place prior to November 1, 2003, the debt will be convertible into a series of preferred to be created which is acceptable to STSG. Subsequent to September 30, 2003, $457,482 of this note was repaid. The remaining $292,518 was sold by STSG to a third party, who converted the amount into 390,024 shares of common stock at a rate of $.75

750,000	-

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. - DEMAND NOTES PAYABLE (CONTINUED)

2003	2002

STSG - A $75,000 convertible promissory note, which accrues interest at a rate of 10.0%. Total principal and interest was due in May 2003. The note is secured by certain inventory and is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. STSG has the election to convert the note into shares of the Company's Series C preferred shares, if issued, at a conversion rate based on the offering price. If a Series C financing does not take place the outstanding principal is convertible into Series B Preferred Stock at a conversion rate of $1.15. In connection with this note agreement, the Company granted STSG warrants to purchase 6,522 shares of Series C preferred stock at an exercise price of $1.15. These warrants vest immediately and expire in March 2009. The value of the detachable warrants, recorded as a note discount, amounted to $1,216, resulting in interest expense of $1,216 during the year ended September 30, 2003 ($0 - 2002). (B). The value of the beneficial conversion feature of the note amounted to $1,216, resulting in additional interest of $1,216 during the year ended September 30, 2003 ($0 - 2002). (C). As of September 30, 2003, the outstanding amount is past due. Subsequent to September 30, 2003, the entire note was repaid, prior to conversion.

75,000	72,568

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. - DEMAND NOTES PAYABLE (CONTINUED)

2003	2002

STSG - A $250,000 convertible promissory note, which accrues interest at a rate of 10.0%. Total principal and interest was due on March 2003. The note is secured by certain inventory and is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. In the event of closing a Series C preferred stock equity financing, STSG has the election to convert the note into shares of the Company's Series C preferred shares, if issued, at a conversion rate based on the offering price. If a Series C financing does not take place the outstanding principal is convertible into Series B preferred stock at a conversion rate of $1.15. In connection with this note agreement, the Company granted STSG warrants to purchase 21,739 shares of Series C preferred stock at an exercise price of $1.15. These warrants vest immediately and expire in March 2009. The value of the detachable warrants, recorded as a note discount, amounted to $4,054, resulting in interest expense of $3,604 during the year ended September 30, 2003 ($450 - 2002). (B). The value of the beneficial conversion feature of the note amounted to $4,054, resulting in additional interest of $3,604 during the year ended September 30, 2003 ($450- 2002). (C). As of September 30, 2003, the outstanding amount is past due.  Subsequent to September 30, 2003, the entire note was repaid, prior to conversion.

250,000	242,790

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

	2003	2002

STSG - A $500,000 convertible promissory note, which accrues interest at a rate of 10.0%. Total principal and interest was due on March 2003. The note is secured by certain inventory and is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. In the event of closing a Series C preferred stock equity financing, STSG has the election to convert the note into shares of the Company's Series C preferred shares, if issued, at a conversion rate based on the offering price. If a Series C financing does not take place, the outstanding principal is convertible into Series B preferred stock at a conversion rate of $1.15. In connection with this note agreement, the Company granted STSG warrants to purchase 434,783 shares of Series C preferred stock at an exercise price of $1.15. These warrants vest immediately and expire in March 2009. The value of the detachable warrants, recorded as a note discount, amounted to $95,429, resulting in interest expense of $56,197 during the year ended September 30, 2003 ($39,232- 2002). (B). The value of the beneficial conversion feature of the note amounted to $95,429, resulting in additional interest of $56,197 during the year ended September 30, 2003 ($39,232- 2002). (C). As of September 30, 2003, the outstanding amount is past due. Subsequent to September 30, 2003, the entire note was repaid, prior to conversion.

	57,860	387,606

New England Partners Capital, LP (NEP) - A $75,000 promissory note which accrues interest at a rate of 8%. Principal and interest are due on demand. Subsequent to September 30, 2003, the entire note was repaid.	75,000	-

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. - DEMAND NOTES PAYABLE (CONTINUED)

2003	2002

NEP - A $750,000 convertible promissory note, which accrues interest at a rate of 8.0%. Total principal and interest is due in March 2004. The note is secured by certain inventory and the proceeds from the sale of such inventory. This security interest is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. NEP has the election to convert the note into shares of the Company's Series C preferred shares, if issued, at a conversion rate of 20% less than the price of a Series C preferred financing of $2,000,000 or more. If no such transaction takes place prior to November 1, 2003, the debt will be convertible into a series of preferred to be created which is acceptable to NEP. Subsequent to September 30, 2003, the note, as well as accrued interest of $57,611, was converted into 1,076,814 shares of common stock at a rate of $.75.

750,000	-

NEP - A $800,000 convertible promissory note, which accrues interest at a rate of 8.0%. Total principal and interest is due on demand. NEP has the election to convert the note into shares of the Company's Series C preferred shares, if issued, at a conversion rate based on the offering price. If a Series C financing does not take place, the outstanding principal is convertible into Series B Preferred Stock at a conversion rate of $1.50. Subsequent to September 30, 2003, the note, as well as accrued interest of $83,463, was converted into 911,285 shares of common stock at a rate of $1.00 ($.75 for interest)

800,000	-

The Company has a demand note payable to Lincoln Associates, LLC, a subsidiary of a stockholder, with interest payable monthly at 8% per annum. In connection with this note payable, the Company issued warrants to purchase common shares equal to $200,000 at a per share price equal to the first private or public offering of the Company's common stock subsequent to the grant of the warrants. The warrants vested immediately and expire in May 2004. Subsequent to September 30, 2003, the note, as well as accrued interest of $18,762 as of March 15, 2004, was converted into 291,683 shares of common stock at a rate of $.75. (A)

200,000	200,000

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. - DEMAND NOTES PAYABLE (CONTINUED)

2003	2002

Donald F. Farley (Farley) - A $100,000 convertible promissory note, which accrues interest at a rate of 10.0%. Total principal and interest is due in December 2003. The note is secured by certain inventory and is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. Farley has the election to convert the note into shares of the Company's Series C preferred shares, if issued, at a conversion rate of 20% less than the price of a Series C preferred financing of $2,000,000 or more. If no such transaction takes place prior to November 1, 2003, the debt will be convertible into a series of preferred to be created which is acceptable to Farley. Farley is an officer of STSG and is on the board of directors of the Company. Subsequent to September 30, 2003, the note, as well as accrued interest of $10,000 as of March 15, 2004, was converted into 146,667 shares of common stock at a rate of $.75.

100,000	-

STSG - A $300,000 convertible promissory note, which accrues interest at a rate of 9.0%. Total principal and interest was due on December 28, 2002. The note was secured by certain inventory and is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. The note was convertible under circumstances, which were not met. The note was repaid during the year ended September 30, 2003 prior to conversion. In connection with this note agreement, the Company granted STSG warrants to purchase 260,870 shares of Series C preferred stock at an exercise price of $1.15. These warrants vest immediately and expire in March 2009. The value of the detachable warrants, recorded as a note discount, amounted to $62,388, resulting in interest expense of $20,795 during the year ended September 30, 2003 ($41,593 - 2002). (B). The value of the beneficial conversion feature of the note amounted to $62,388, resulting in additional interest of $20,795 during the year ended September 30, 2003 ($41,593 - 2002). (C).

-	258,410

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. - DEMAND NOTES PAYABLE (CONTINUED)

2003	2002

Donald F. Farley (Farley) - A $100,000 convertible promissory note, which accrues interest at a rate of 10.0%. Total principal and interest is due in

December 2003. The note is secured by certain inventory and is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. Farley has the election to convert the note into shares of the Company's Series C preferred shares, if issued, at a conversion rate of 20% less than the price of a Series C preferred financing of $2,000,000 or more. If no such transaction takes place prior to November 1, 2003, the debt will be convertible into a series of preferred to be created which is acceptable to Farley. Farley is an officer of STSG and is on the board of directors of the

Company. Subsequent to September 30, 2003, the note, as well as accrued interest of $10,000 as of March 15, 2004, was converted into 146,667 shares of common stock at a rate of $.75.

100,000	-

STSG - A $300,000 convertible promissory note, which accrues interest at a rate of 9.0%. Total principal and interest was due on December 28, 2002. The note was secured by certain inventory and is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. The note was convertible under circumstances, which were not met. The note was repaid during the year ended September 30, 2003 prior to conversion. In connection with this note agreement, the Company granted STSG warrants to purchase 260,870 shares of Series C preferred stock at an exercise price of $1.15. These warrants vest immediately and expire in March 2009. The value of the detachable warrants, recorded as a note discount, amounted to $62,388, resulting in interest expense of $20,795 during the year ended September 30, 2003 ($41,593 - 2002). (B). The value of the beneficial conversion feature of the note amounted to $62,388, resulting in additional interest of $20,795 during the year ended September 30, 2003 ($41,593 - 2002). (C).

-	258,410

2003	2002

Spencer Trask Private Equity Fund I, LP (STPFE I) - A $210,000 convertible promissory note, which accrues interest at a rate of 9.0%. Total principal and interest was due on December 28, 2003. The note was secured by certain inventory and is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. The note was convertible under circumstances, which were not met. The note was repaid during the year ended September 30, 2003 prior to conversion. In connection with this note agreement, the Company granted STPEF I warrants to purchase 182,609 shares of Series C preferred stock at an exercise price of $1.15. These warrants vest immediately and expire in March 2009. The value of the detachable warrants, recorded as a note discount, amounted to $43,672, resulting in interest expense of $14,557 during the year ended September 30, 2003 ($29,115-2002). (B). The value of the beneficial conversion feature of the note amounted to $43,672, resulting in additional interest of $14,557 during the year ended September 30, 2003 ($29,115 - 2002). (C).

-	180,886

Spencer Trask Private Equity Fund II, LP (STPFE II) - A $90,000 convertible promissory note, which accrues interest at a rate of 9.0%. Total principal and interest was due on December 28, 2002. The note is secured by certain inventory and is subordinate to the security interest granted to the guarantor of the Wachovia line of credit. The note was convertible under circumstances, which were not met. The note was repaid during the year ended September 30, 2003 prior to conversion. In connection with this note agreement, the Company granted STPEF I warrants to purchase 78,261 shares of Series C preferred stock at an exercise price of $1.15. These warrants vest immediately and expire in March 2009. The value of the detachable warrants, recorded as a note discount, amounted to $18,717, resulting in interest expense of $6,239, during the year ended September 30, 2003 ($12,478 - 2002). (B). The value of the beneficial conversion feature of the note amounted to $ 18,717, resulting in additional interest of $6,239 during the year ended September 30, 2003 ($12,478 - 2002). (C).

-	77,522

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. - DEMAND NOTES PAYABLE (CONTINUED)

	2003	2002
Other - A $111,398 non-interest bearing convertible promissory note due in December 2002. In the event of a Series C Preferred Stock private placement prior to March 2003, the holder has the right to convert the amount outstanding into Series C Preferred Stock at the lower of the offering price or $1.50. Subsequent to September 30, 2003, the note, was converted into 89,118 shares of common stock at a rate of $1.25.	111,398	111,398

	$4,169,258	$2,531,180

(A)     Management has valued the common stock warrants at their date of grant utilizing the Black Scholes pricing model. In arriving at their fair market value at the date of grant, the Company considered, among other things, historic equity transactions for all classes of its stock, the liquidity of the common stock, volatility and the liquidation preference of the Series A and B preferred shares. As a result of this analysis, the assumed value of the underlying common stock at the date of grant was substantially less than its exercise price, resulting in no value being assigned to the common stock warrants.

(B)     A portion of the proceeds from the issuance of the note has been allocated to the detachable warrants and has been classified as a note discount and additional paid-in capital. Management determined the value of the warrants and note discount utilizing the Black Scholes pricing model. The assumed fair value of the underlying Series B Preferred Stock used in the model was determined to be the par value of $1.15, based on past transactions involving this Series of stock. The note discount is classified as a reduction of the note amount in the balance sheet and amortized into income over the term of the note as additional interest expense related to the note.

(C)     Based on the reduction of the note carrying amount as a result of the detachable warrant note discount, the effective conversion rate of the notes results in a beneficial conversion feature. The value of this beneficial conversion feature is determined at issuance by comparing the effective conversion price to the fair value of the underlying stock, multiplied by the number of shares into which the debt is convertible. This beneficial conversion feature is classified as a reduction of the note amount in the balance sheet and amortized into income over the term of the note as additional interest expense related to the note.

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5. - LONG TERM DEBT

Long term debt consists of the following at September 30:
	2003	2002

Buffalo and Erie County Regional Development Corporation (RDC) - A $300,000 seven year term loan payable in monthly installments of $3,571 plus interest at 8% through March 2006. Additional annual mandatory principal payments are required in the event the Company generates net income, as defined. The loan is collateralized by substantially all assets. As of September 30, 2003, the Company was in violation of certain provisions of this agreement, which have not been waived. As a result, the lender has the right and has demanded payment in full. Accordingly, the entire balance has been classified as current.

	$221,429	$221,429

Buffalo Economic Renaissance Corporation (BERC) - A seven year term loan in an amount not to exceed $300,000. Funds from this loan must be used solely to finance the purchase of tooling for injection molding parts used in the Light Saber guidance technology project (the Project). Interest is payable at a rate of 8.25% per annum on the principal balance outstanding at each month-end (14% from the time of default - April 1, 2002). Monthly principal and interest payments of $4,713 begin the first day of the month following the earlier of 30 days after the completion of the Project or 30 days after the final advance is made on the loan and continue for seven years. As the criteria above have not been met the principal and interest payments continue to be deferred. The note is collateralized by substantially all corporate assets. As of September 30, 2003, the Company was in violation of certain provisions of this agreement, including failure to make timely payment, which have not been waived. As a result, the lender has the right and has demanded payment in full. Accordingly, the entire balance has been classified as current. Subsequent to September 30, 2003, a legal settlement was reached to repay all outstanding principal, as well as accrued interest and legal fees of approximately $81,000, which is included in accrued expenses at September 30, 2003.

	209,735	209,735

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5. - LONG TERM DEBT (CONTINUED)

	2003	2002

Interbay Funding, LLC - A $ 875,000 promissory note, secured by a mortgage on certain property. The loan is payable in monthly installments of $11,360, including interest at the rate of 13.5%, through November 2016. In connection with the loan, the Company entered into a holdback agreement with the lender. Under this agreement the lender retained $68,162 of the original proceeds as a reserve to ensure payment of monthly payments. This balance, less amounts applied against missed principal and interest payments, is held by the lender and included in other assets on the accompanying balance sheet. As of September 30, 2003, the Company was delinquent with respect to certain payments, resulting in a default, as defined by the agreement. Accordingly, the entire balance has been classified as current.

	$841,198	$859,043
	1,272,362	1,290,207

Less current maturities, including default reclassifications.	1,272,362	1,290,207

	$-	$-

Aggregate maturities required on long-term debt, including early repayments in 2004, are as follows:

2004	$388,322
2005	71,189
2006	60,974
2007	37,057
2008	42,382
Thereafter	672,438

$1,272,362

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6. - INCOME TAXES

The deferred tax asset consists of the following components at September 30:

	2003	2002
Federal net operating loss carry
forward	$7,132,000	$6,120,000
Research and development credit
carry forward	207,000	168,000
Non-deductible reserves`	432,000	402,000
Unrealized loss on investments	240,000	240,000
Other temporary differences	100,000	150,000
	8,111,000	7,080,000

Valuation allowance	(8,111,000)	(7,080,000)

Net deferred tax asset	$-	$-

        At September 30, 2003, the Company has operating loss carry forwards (NOL's) of approximately $17,830,000 ($15,309,000 - 2002) and research and development tax credits of approximately $207,000 ($168,000 - 2002), which begin to expire in the year 2011 through 2023. The utilization of the operating loss and tax credit carry forwards may be limited as a result of ownership changes which have occurred. Due to the uncertainty as to the Company's ability to generate sufficient taxable income in the future and utilize the NOL's before they expire, the Company has recorded a valuation allowance to reduce the gross deferred tax assets to zero.

        The differences between the United States statutory federal income tax rate and the effective income tax rate in the accompanying statements of operations are as follows:

	2003	2002
Statutory United States federal rate	(34)%	(34)%
State income taxes net of federal benefit	(6)	(6)
Effect of change in accounting principle	-	(31)
Other	-	(10)
Change in valuation reserves	40	81

Effective tax rate	-%	-%

NOTE 7. - EQUITY

        The number of shares authorized for all classes of stock as of September 30, 2003 and 2002 are as follows:

	2003	2002
Common	$30,000,000	$30,000,000
Series A Preferred	-	607,251
Series B Preferred	1,800,000	7,250,002
Series C Preferred	7,440,000	7,440,000

	$39,240,000	$45,297,253

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7. - EQUITY (CONTINUED)

        Series A Convertible Preferred Stock - The non-voting Series A Convertible Preferred Stock had a par value of $0.01 per share and were convertible, at the option of the holder, into common stock on a share-for-share basis. The Series A Convertible Preferred Stock automatically convert to common stock on December 31, 2003. The Company may redeem all or part of the Series A Convertible Preferred Stock from time to time at $8.00 per share prior to December 15, 2003. The Series A Convertible Preferred shares are also redeemable at the holders option upon the occurrence of certain liquidity events, including the completion of an initial public offering with gross proceeds of greater than $7,500,000, or the completion of a sale, dissolution or winding up of the Company. The Series A Convertible Preferred Stock has preference rights, upon the occurrence of the liquidity events, over common stock, Series B and C Convertible Preferred Stock. During the year ended September 30, 2003 all Series A Preferred shares were converted to common stock and the articles of incorporation were amended to no longer authorize such shares.

        Series B Convertible Preferred Stock - Series B Convertible Preferred Stock has a par value of $1.50 ($1.15 - 2002) per share and is convertible at the option of the holder into common stock at a conversion price of $1.50 ($1.15 - 2002). The conversion ratio maybe adjusted in the event the Company issues common stock without consideration or for consideration less than $1.50 ($1.15 - 2002) per share. Conversion may occur at any time at the option of the holder or is automatic upon completion by the Company of an initial public offering of the Company's common stock with gross proceeds of at least $15,000,000 at a price of $4.50 per share ($7,500,000 at a price of at least $2.00 per share - 2002). Series B Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, non-cumulative dividends at the rate of 8% of $1.50 ($1.15 - 2002) ("Series B Liquidation Preference") per share before any dividends are declared or paid or set aside for payment on the common stock for that fiscal year. Series B Convertible Preferred Stock has full voting rights and powers and shall be entitled to one vote for each share of common stock to which the shares are convertible into. Effective with the amendment to the articles of incorporation during the year ended September 30, 2003, the holders of Series B Preferred shares have the option to redeem 1/3 of outstanding shares subsequent to each of the following dates: October 18, 2006, 2007 or 2008; at a price of $1.50 plus an adjustment to guarantee a 25% rate of return through the redemption date.

        Series C Convertible Preferred Stock - Series C Convertible Preferred Stock has a par value of $.01 per share and is convertible at the option of the holder into common stock at a conversion price of $1.50. The conversion ratio maybe adjusted in the event the Company issues common stock without consideration or for consideration less than $1.50 per share. Conversion may occur at any time at the option of the holder or is automatic upon completion by the Company of an initial public offering of the Company's common stock with gross proceeds of at least $15,000,000 at a price of $4.50 per share ($7,500,000 at a price of at least $2.00 per share - 2002). Series C Convertible Preferred Stock is not entitled to receive dividend payments. Series C Convertible Preferred Stock has full voting rights and powers and shall be entitled to one vote for each share of common stock to which the shares are convertible into. No Series C Preferred Stock have been issued.

        Rights Upon Liquidation - Effective with the amendment to the Articles of Incorporation during the year ended September 30, 2003, upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the available assets will be distributed as follows:

a)	The holders of outstanding Series B Convertible shares will be entitled to $3.00 per share.
b)	The holders of the outstanding Series C Convertible shares will be entitled to $1.50 per share.
c)	The holders of outstanding common stock will be entitled to $1.50 per share.

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7. - EQUITY (CONTINUED)

d)	The remaining assets will be distributed on a pro rata basis to the holders of the Series A, Series B and common stockholders.

        In October 2002, 950,000 Series B Convertible Preferred shares were issued to NEP (see Note 4) in exchange for NEP's investment in Theracardia, Inc., valued at $475,000. In December, 2002, Theracardia, Inc. was dissolved resulting in cash proceeds of approximately $460,000 and a loss of $15,000.

        Also during the year ended September 30, 2003, upon consent from the stockholders, all outstanding Series A Preferred and all but 950,000 Series B Preferred were converted into common stock on a one-to-one basis. This transaction was done in connection with the issuance of the NEP promissory notes (see Note 4).

        Subsequent to September 30, 2003, the Series B preferred shareholders converted all of their shares into common shares (see Note 14) and an amendment to the certificate of incorporation was adopted changing the shares authorized to 100,000,000 common only, with a per value of $.01.

        Stock Warrants - The following is a summary of the warrant activity for the past two years:

	Number of Warrants Outstanding	Weighted Average Exercise Price

Outstanding at September 30, 2001	1,502,511	$1.08
Granted (see Note 4)	2,484,784	$1.07
Outstanding at September 30, 2002 and 2003	3,987,295	$1.07

        The warrants have exercise prices ranging from $1.00 to $1.50 and are exercisable as of September 30, 2003 and 2002.

NOTE 8. - STOCK OPTIONS

        The Company has adopted an incentive stock option plan, which authorizes the grant of up to 5,000,000 options to officers and other key employees. Grants under this plan made at an exercise price of not less than 100% of the market value on the date of grant. The options may be exercised in specified increments usually beginning one or two years after the date of grant, and generally expire two years from their respective exercise dates or earlier if employment is terminated.

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 8. - STOCK OPTIONS (CONTINUED)

        A summary of the status of options granted under all employee plans is presented below:

	Number of Shares Subject to Options	Weighted Average Exercise Price

Outstanding September 30, 2001	729,500	$1.85
Granted in fiscal 2002	361,500	$1.87
Forfeited in fiscal 2002	(545,250)	$1.85

Outstanding as of September 30, 2002	545,750	$1.87
Granted in fiscal 2003	190,000	$1.65
Forfeited in fiscal 2003	(65,000)	$1.70

Outstanding as of September 30, 2003	670,750	$1.82

Exercisable as of September 30, 2003	452,125	$1.90

        Options outstanding as of September 30, 2003 had exercise prices ranging from $1.65 to $2.40. The weighted average remaining contractual life of the options outstanding was 1.7 and 2.2 years as of September 30, 2003 and 2002, respectively.

        The Company applies APB Opinion No. 25 in accounting for its stock option plan. Accordingly, no compensation expense has been charged to earnings for options granted in the years ended September 30, 2003 or 2002 since all such options have an exercise price greater than the market value on the date of grant.

        Had the Company adopted the provisions of FASB Statement No. 123, the net loss in the years ended September 30, 2003 and 2002 would not have been substantially different. Management has valued the options at their date of grant utilizing the Black Scholes pricing model. Based on the liquidation preference of the Series A and B preferred shares, the assumed value of the underlying common stock was not significant in relation to the exercise price, resulting no value being assigned to the options. The following weighted-average assumptions were utilized in the fair value calculations:

	2003	2002

Expected dividend yield	0%	0%
Expected stock price volatility	0%	0%
Risk-free interest rate	7%	7%
Expected life options	5 years	4.3 years

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9. - RELATED PARTY TRANSACTIONS

        Minrad is indebted to Biosight, Inc., a healthcare consulting firm currently inactive, and Biovision, Inc., a medical products firm also currently inactive. All except minor activity was related to prior years. The amounts outstanding are unsecured and non-interest bearing.

        Due to affiliates is comprised of the following as of September 30:

	2003	2002

Biosight, Inc.	$248,545	$321,962
Biovision, Inc.	77,965	70,001
Employee advances	47,890	118,373
Employee notes	45,000	45,000
Kevin Kimberlin Partners LP	4,259	-

	$423,659	$555,336

NOTE 10. - MAJOR CUSTOMERS

        Net sales for the years ended September 30, 2003 and 2002 included sales to the following major customers (which each individually accounted for 10% or more of the total net sales of the Company):

        For the year ended September 30, 2003:

				Percentage
			Trade	of Trade
		Percentage	Receivable	Receivable
Customer	Sales	of Sales	Balance	Balance

A	$484,891	14%	$106,265	13%
B	464,995	13%	-	-%

	$949,886	27%	$106,265	13%

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10. - MAJOR CUSTOMERS (CONTINUED)

        For the year ended September 30, 2002:

				Percentage
			Trade	of Trade
		Percentage	Receivable	Receivable
Customer	Sales	of Sales	Balance	Balance

A	$625,958	22%	-	$ -%
B	452,552	16%	600	-%
C	372,325	13%	88,320	33%

	$1,450,835	51%	$88,920	33%

NOTE 11. - RETIREMENT PLAN

        The Company has a 401(k) plan providing retirement benefits for its employees. All employees who complete six months of service and are twenty-one years of age are eligible to participate in the plan. The Company may elect to make discretionary contributions. Retirement plan expense amounted to $80,516 for the year ended September 30, 2003 ($78,775 - 2002).

NOTE 12. - COMMITMENTS AND CONTINGENCIES

        The Company has a license agreement with the Research Foundation of the State University of New York at Buffalo (the Foundation), which requires the Company to pay the Foundation a royalty equal to 1% of the net revenue generated from sales of the DRTS platform until such time as the Company transacts a public offering or is acquired by a third party. Sales of this platform amounted to approximately $29,000 for the year ended September 30, 2003 ($72,000 - 2002).

        The Company currently rents office and warehouse space under a lease agreement which expires in December 2006 and calls for monthly rental payments of $16,165 per month over the term of the lease. The Company is also responsible for their proportional share of various shared costs of the landlord, which include taxes, utilities and operating expenses. Rental expense under the term of this lease agreement amounted to approximately $231,000 for the year ended September 30, 2003 ($196,000 - 2002).

        Approximate future minimum lease commitments are estimated as follows for the years ended September 30:

2004	$194,000
2005	194,000
2006	194,000
2007	32,000

$614,000

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 12. - COMMITMENTS AND CONTINGENCIES (CONTINUED)

        Various claims and actions against the Company considered normal to the Company's business, have been asserted and are pending against the Company. Management believes that the resolution of such claims and actions should not have any material adverse effect on the results of operations or the financial position of the Company.

        On February 16, 2003, a winter snowstorm shut down Minrad's Pennsylvania manufacturing plant for a period of weeks, and limited subsequent production until June 30, 2003. A business interruption claim was filed against the Chubb Group. An initial payment of $500,000 was received in August 2003, which is recorded as a reduction to cost of sales. The claim is pending and the ultimate results are undeterminable at this time.

NOTE 13 - SUPPLEMENTAL CASH FLOW INFORMATION

        Cash paid for interest during the year ended September 30, 2003 amounted to $378,943 ($282,730 - 2002).

	2003	2002

Noncash investing and financing activities:
Series A and B preferred stock converted
to common	$10,125,563	$-

Investment received in exchange for
Series B preferred stock	$475,000	$-

Note discount for value of detachable
warrants granted with demand notes	$225,476	$-

Beneficial conversion feature of
demand notes	$225,476	$-

Equipment acquired by the assumption
of current liabilities	$-	$24,184

Application of other assets against
debt payments	$-	$13,633

NOTE 14. - SUBSEQUENT EVENTS

        Subsequent to September 30, 2003, the following significant transactions occurred:

        The Company granted 1,960,250 additional stock options, 15,000 stock options were exercised and 327,250 stock options were forfeited. This results in 2,288,750 stock options being currently outstanding and exercisable.

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14. - SUBSEQUENT EVENTS (CONTINUED)

        All 950,000 shares of Series B convertible preferred shares that were outstanding as of September 30, 2003 were converted into 1,140,000 shares of common stock.

        An agreement was entered into to extend the KKP guarantee of the Wachovia demand note (see Note 4). This agreement calls for an additional grant of 50,000 common stock warrants at the beginning of each month that the debt is not repaid, beginning in October 2004. As of the date of release of these financial statements, warrants have been issued that will entitle the KKP to purchase an additional 150,000 shares of common stock at $ 0.75 per share and will expire on varying dates through October 30, 2009. These warrants were valued at $117,054 at the date of grant.

        The Company repaid various demand notes payable outstanding as of September 30, 2003 aggregating $915,342, plus accrued interest. The Company also converted various notes payable outstanding as of September 30, 2003 aggregating $2,253,916 and accrued interest of $173,547 into 2,910,538 shares of common stock. The holders of certain of these notes were offered conversion terms that resulted in the issuance of shares of common stock in excess of the amount stated in the original agreement, as well as 475,000 warrants to purchase common stock. Accordingly, the conversion was considered to be induced by the Company, resulting in the fair value of the shares issued in excess of the original terms being recorded as a debt conversion cost in the statement of operations. This induced conversion cost amounted to $713,390.

        The Company obtained additional convertible demand notes payable from STSG, NEP (See Note 4), and another lender aggregating $485,000. These notes accrued interest at the rate of 8% and where subsequently converted, along with accrued interest of $16,287, into 668,383 shares of common stock.

        The Company raised approximately $4,000,000 through the issuance of 3,200,000 shares of common stock in connection with a private placement for $1.25 per share. Related expenses amounted to $400,000, resulting in net proceeds of $3,600,000 to the Company. In connection with this private placement the Company granted 320,000 common stock warrants with an exercise price of $1.25.

MINRAD INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14. - SUBSEQUENT EVENTS (CONTINUED)

        On July 15, 2004, the Company entered into a Merger Agreement and Plan of Exchange (the Agreement) with Technology Acquisition Corporation (TAC), Technology Acquisition Subsidiary, Inc. (AS) and certain majority shareholders of TAC. Under the terms of the Agreement, all outstanding stock of the Company as of the effective date will be exchange for shares of TAC stock on a one-for-one basis and TAC will be merged with and into AS, with AS being the surviving corporation whose name will be changed to Minrad International, Inc. TAC is a relatively inactive public company shell listed for quotation on the Over The Counter Bulletin Board. As a result of the transaction, the former stockholders of the Company will own approximately 82% of the outstanding shares of TAC and will gain control of the Board of Directors. Accordingly, the transaction will be accounted for in accordance with Securities and Exchange, Staff Accounting Bulletin Topic 2:A:2, whereby the Company is deemed to be the accounting acquirer of TAC, followed by a recapitalization. The assets and liabilities of TAC as of the date of acquisition will be recorded at their fair value and the operations of the consolidated financial statements will include the activities of TAC starting with the date of the acquisition.

        On August 25, 2004, the Agreement was amended to permit TAC to sell up to 2.5 million shares of its common stock at a price not less than $1.75 per share, prior to the completion of the merger, provided that the proceeds from the transaction are loaned to the Company to finance its operations. As of the date of the issuance of this report, loans amounted to $353,000 have been made to the Company from TAC. These loans bear interest at the rate of 6%, mature in March 2005 and hold a subordinated collateral interest in the assets of the Company. The closing of the Agreement is subject to certain covenants, conditions and representations, and various due diligence requirements.

(a)(2) Unaudited Financial Statements of Minrad Inc.

MINRAD INC.
Balance Sheet
September 30, 2004
UNAUDITED

ASSETS

Current Assets
Cash	$587
Accounts Receivable, net	427,798
Inventories, net	1,040,875
Prepaid Expenses	154,657

Total Current Assets	1,623,917

Property and Equipment
Machinery and Equipment	721,500
Construction in Progress	318,463
Computers	128,950
Furniture and Fixtures	22,641
1,191,554
Less Accumulated Depreciation	(649,422)

Total Property and Equipment	542,132

Other Assets	43,169

Total Assets	$2,209,218

LIABILITIES AND STOCKHOLDER'S DEFICIT

Current Liabilities
Demand Notes Payable	$1,000,000
Accounts Payable	1,968,325
Accrued Expenses	894,898
Due to Affiliates & Related Parties	629,905
Current Portion of Long-Term Debt	1,025,483

Total Current Liabilities	5,518,611

Stockholder's Deficit	(3,309,393)

Total Liabilities & Stockholder's Deficit	$2,209,218

MINRAD INC.
Statement of Operations
Year Ended September 30, 2004
UNAUDITED

Sales	$4,116,992

Cost of Goods Sold	3,324,714

Gross Profit	792,278

Operating Expenses:
General and Administration	2,228,181
Research and Development	1,273,530
Selling	744,138
Total Operating Expenses	4,245,849

Operating Loss	(3,453,571)

Non-operating Expense:
Interest Expense	(623,820)
Debt Extinguishment Costs	(713,000)
Total Non-operating Expenses	(1,336,820)

Net Loss	$(4,790,391)

MINRAD INC
Statement of Changes in Stockholders' Deficit
For the Years Ended September 30, 2004

	Series B
	Convertible
	Preferred		Common		Additional
	Stock		Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at September 30, 2003	950,000	$475,000	14,155,485	$141,555	$11,727,531	$(18,231,028)	$(5,886,942)

Warrants converted to equity	-	-	14,794	148	(148)	-	-

Debt Induced Conversion	-	-	-	-	713,000	-	713,000

Conversion of Debt to equity	-	-	3,837,533	38,375	2,987,768	-	3,026,143

Options excercised	-	-	15,000	150	26,100	-	26,250

Sale of Common Stock	-	-	3,201,084	32,011	3,570,536	-	3,602,547

Conversion of series B preferred
stock to common stock	(950,000)	(475,000)	1,140,000	11,400	463,600	-	-

Net loss	-	-	-	-	-	(4,790,391)	(4,790,391)

Balance at September 30, 2004	-	$0	22,363,896	$223,639	$19,488,387	($23,021,419)	($3,309,393)

            Note A - offset to Debt Extinguishment Cost on the Statement of Operations.  This is a non cash entry required by FAS 84 and records the value to induce Debt holders to convert into Common Stock.

MINRAD INC.

Statement of Cash Flow

For the twelve Months Ended September 30, 2004

UNAUDITED

Cash Flows from operating activities
Net loss	(4,790,391)
Adjustments to reconcile net
loss to net cash used
by operating activities
Increase in allowance for doubtful accounts	39,000
Depreciation	139,611
Debt extinguishment costs	713,000
Interest satisfied with common stock conversion	181,914
(Increase) decrease in assets:
Accounts Recievable- trade	352,647
Inventory	288,060
Prepaid Expenses	(107,946)
Increase (decrease) in liabilities:
Accounts Payable	330,489
Accrued Expenses	39,928

Net cash used by operating activities	(2,813,688)

Cash Flows from investing activities
Purchases of property and equipment	(355,657)
Net Cash Provided (used) by Investing Activities	(355,657)

Cash Flows from financing activities:
Net decrease (increase) in other assets	(11,360)
Net advances (repayments) from affiliates	206,246
Borrowings under demand notes payable	485,000
Repayemnts under demand notes payable	(1,125,077)
Principle payments on long-term debt	(37,144)
Proceeds from Capital Stock	3,628,797
Net cash provided by financing activities	3,169,182

Net increase <decrease> in cash	(163)

Cash-beginning of year	750
Cash end of year	587

Net Increase <Decrease> in Cash	(163)

(b) Pro forma financial information

TECHNOLOGY ACQUISITION CORPORATION
(MINRAD International Inc.)
Proforma Balance sheet
September 30, 2004
UNAUDITED

	MINRAD Inc. UNAUDITED	Technology Acquisition Corp. UNAUDITED	Adjustments		Combined UNAUDITED
ASSETS

Current Assets
Cash	$587	$50,068			$50,655
Accounts Receivable, net	427,798	226,462	(226,462)	(1)	427,798
Inventories, net	1,040,875				1,040,875
Other Current Assets	154,657				154,657

Total Current Assets	1,623,917	276,530	(226,462)		1,673,985

Property and Equipment
Net Fixed Assets	1,191,554				1,191,554
Net Accumulated Depreciation	(649,422)				(649,422)

Total Property and Equipment	542,132	0	0		542,132

Other Assets
Total Other Assets	43,169				43,169

Total Assets	$2,209,218	$276,530	$(226,462)		$2,259,286

LIABILITIES AND CAPITAL

Current Liabilities
Demand Notes Payable	$1,000,000				$1,000,000
Accounts Payable	1,968,325	21,406			1,989,731
Accrued Expenses	894,898				894,898
Due to Affiliates & Related Parties	629,905	7,500	(226,462)	(1)	410,943
Current Portion of Long-Term Debt	1,025,483				1,025,483

Total Current Liabilities	5,518,611	28,906	(226,462)		5,321,055

Stockholder's Deficit	(3,309,393)	247,624			(3,061,769)

Total Liabilities & Capital	$2,209,218	$276,530	$(226,462)		$2,259,286

(1) Technology Acquisition Corp loan to MINRAD Inc. with a 6 % Secured Grid Note

TECHNOLOGY ACQUISITION CORPORATION
(MINRAD International Inc.)
Proforma Statement of Operations
Year Ended September 30, 2004
UNAUDITED

	MINRAD Inc.	Technology Acquisition Corp.	Adjustments	Combined
	UNAUDITED	UNAUDITED		UNAUDITED

Net Sales	$4,116,992	-		$4,116,992

Cost of Goods Sold	3,324,714	-		3,324,714

Gross Profit	792,278	-		792,278

Operating Expenses:
General and Administration	2,228,181	208,784		2,436,965
Research and Development	1,273,530			1,273,530
Selling	744,138			744,138
Total Operating Expenses	4,245,849	208,784		4,454,633

Operating Loss	(3,453,571)	(208,784)		(3,662,355)

Non-operating Income (Expense):
Interest Expense	(623,820)			(623,820)
Cost of Warrants	(713,000)			(713,000)
Other Income		7,527		7,527
Total Non-operating Income (Expenses)	(1,336,820)	7,527		(1,329,293)

Net Loss	($4,790,391)	(201,257)	-	($4,991,648)

Minrad Inc.

Notes to Financial Statements September 30, 2004

UNAUDITED

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

        Business Description - Minrad, Inc. (the Company) is an acute medical device and pharmaceutical company. The medical device aspect of the business is engaged in the development, manufacture and selling of patented technology which utilizes a laser targeting system or the Dual Radiation Targeting System (DRTS) to both reduce radiation exposure and improve accuracy of interventional procedures. The Company's products, including the DRTS platform unit and other complementary accessories and disposable products, are used in the hospital acute care and operating room market. The Company's rights to commercialize this technology were obtained under exclusive licensing with the DRTS patent holder, the Research Foundation of the State University of New York at Buffalo (the Foundation), including the laser targeting system and will be the sole holder of such patents. Development of the Company's laser targeting system was completed in 1997, and the Company received acceptance to market the DRTS domestically from the Food and Drug Administration and received a certificate of entry into the European Union. The Company's products are sold predominantly in North America and Europe. The Company is in the process of redesigning this product, resulting in minimal revenue during the years ended September 30, 2004.

     The pharmaceutical aspect of the business is engaged in the manufacture and sale of generic inhalation anesthetics that are primarily used for human and veterinary surgical interventions. Over 90% of the Company's 2004 sales revenue is generated from the sale of these generic liquid anesthetic products. The Company's products are sold primarily in North America, Europe and Asia.

        Accounts Receivable - The Company carries its accounts receivable at cost less an allowance for doubtful accounts. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. The allowance for doubtful accounts was $394,000 as of September 30, 2004. No interest is accrued on accounts receivable.

        Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market. A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable by management in the period in which it is determined to be potentially non-saleable.

        Property and Equipment - Property and equipment are carried at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from three to five years. Depreciation expense for the Company amounted to approximately $140,000 for the year ended September 30, 2004.

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Income Taxes - The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The standard requires the asset and liability method of accounting for income taxes and the recognition of future tax benefits, measured by enacted tax rates, attributed to deductible temporary differences, and net operating loss carry forwards to the extent that realization of such benefits is more likely than not, as well as future tax obligations attributed to taxable temporary differences.

        Revenue Recognition - The Company recognizes revenue from products sales when the goods are shipped to the customer and title has been transferred.

        Research and Development Costs - All costs related to research and development are expensed as incurred. These costs include labor and other operating expenses related to product development, as well as costs to obtain regulatory approval.

        Advertising - The Company expenses advertising as incurred. Advertising expense was approximately $20,000 for the year ended September 30, 2004.

        Stock Based Compensation - The Company accounts for its stock option plans utilizing the intrinsic value method specified under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense is recognized for stock options issued to employees as long as the exercise price is greater than or equal to the market value of the common stock at the date of grant. In accordance with SFAS 123, "Accounting for Stock-Based Compensation," the Company discloses the summary of proforma effects to reported net loss as if the Company had elected to recognize compensation costs based on the fair value of the employee options at the grant date. Stock warrants issued to non-employees are recognized as compensation expense based upon the fair value of the consideration received or the fair value of the equity instruments issued, which ever is more reliably measurable.

        Accounting of Estimates - The process of preparing financial statements in conformity with accounting principles generally accepted in the Unites States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as at the date of the financial statements. Accordingly, actual results may differ from estimated amounts.

        Fair Value of Financial Instruments - The carrying amount of cash and cash equivalents, accounts receivable, inventories and accounts payable and accrued expenses are reasonable estimates of their fair value due to their short maturity. Based on the borrowing rates currently available to the Company for loans similar to its term debt and notes payable, the fair value approximates its carrying amount.

        Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in financial institutions. Although the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by the financial institutions.

NOTE 2. - CONTINUING OPERATIONS

        The Company expects to and has devoted substantial capital resources to expand operations through internal growth and strategic acquisitions and expects such activities will be funded from the issuance of additional equity or debt securities. There can be no assurance that such additional financing, if necessary, will be available on terms acceptable to the Company or at all. Failure to raise the funds necessary to finance future cash requirements could adversely affect the Company's ability to pursue its strategy and could negatively affect operations in future periods.

NOTE 3. - INVENTORIES

Inventories consist of the following at September 30 2004:

Raw materials	$351,120
Work-in-progress	377,366
Finished goods	1,037,89
1,765,875
Less reserve for slow moving and
obsolete inventory	725,000

$1,040,875

NOTE 4. - DEMAND NOTES PAYABLE

Demand notes payable consists of the following at September 30, 2004:

The Company has a demand note payable to Wachovia Bank, N.A. with interest payable monthly at 1.25% above the Lender's monthly LIBOR Index rate (1.15% at September 30, 2004). The note is secured by all assets of the Company and is guaranteed by Kevin Kimberlin Partners LP (KKP). Kevin Kimberlin is an officer of Spencer Trask Specialty Group. In connection with this guarantee, the Company issued warrants to KKP to purchase 2,500,000 million shares of common stock. Of which, 1,000,000 shares were granted in August 2001 and 1,500,000 were granted in December 2001. The warrants are exercisable for $1 per share, vested immediately and expire December 2004.

$1,000,000

NOTE 5. - LONG TERM DEBT

Long term debt consists of the following at September 30, 2004:

Buffalo and Erie County Regional Development Corporation (RDC) - A $300,000 seven year term loan payable in monthly installments of $3,571 plus interest at 8% through March 2006. Additional annual mandatory principal payments are required in the event the Company generates net income, adjusted by non-cash expenses, current maturities of long-term debt and approved capital expenditures. The loan is collateralized by substantially all corporate assets. As of September 30, 2004, the Company was in violation of certain provisions of this agreement, which have not been waived. As a result, the lender has the right and has demanded payment in full. Accordingly, the entire balance has been classified as current.

$214,160

NOTE 5. - LONG TERM DEBT (CONTINUED)

Interbay Funding, LLC - A $875,000 promissory note, secured by a mortgage on certain property. The loan is payable in monthly installments of $11,360, including interest at the rate of 13.5%, through November 2016. In connection with the loan, the Company entered into a holdback agreement with the lender. Under this agreement the lender retained $68,162 of the original proceeds as a reserve to ensure payment of monthly payments. This balance, less amounts applied against missed principal and interest payments, is held by the lender and included in other assets on the accompanying balance sheet. The holdback amount as of September 30, 2004 was $43,169 As of September 30, the Company was delinquent with respect to certain payments, resulting in a default, as defined by the agreement. Accordingly, the entire balance has been classified as current.

811,323
1,025,483

Less current maturities, including amounts reclassified due to default.
1,025,483
$-

NOTE 6. - EQUITY

The number of Common shares of stock authorized as of September 30, 2004 is 100,000,000.

        Series B Convertible Preferred Stock - All 950,000 shares of Series B Convertible Preferred Stock was converted into 1,140,000 shares of Common stock during the year ended September 30, 2004. By a shareholder vote in March 2004, the authorization to issue Series B Convertible Preferred Stock was deleted.

        Stock Warrants - The following is a summary of the warrant activity for the past year:

	Number	Weighted
	of Warrants	Average
	Outstanding	Exercise Price

Outstanding at September 30, 2003	3,987,295	$1.07
Excercised	(14,375)	$1.15
Expired	(133,333)	$1.50
Outstanding at September 30, 2004	3,839,587	$1.05

All warrants are exercisable as of September 30, 2004.

NOTE 7. - STOCK OPTIONS

        The Company has granted incentive stock options to officers and other key employees. The grants were made at an exercise price of not less than 100% of the market value on the date of grant. The options may be exercised in specified increments usually beginning one or two years after the date of grant, and generally expire two years from their respective exercise dates or earlier if employment is terminated.

        A summary of the status of options granted under all employee plans is presented below:

	Number of	Weighted
	Shares Subject	Average
	to Options	Exercise Price
Outstanding September 30, 2003	670,750	$1.82
Granted in fiscal 2004	1,810,250	$1.41
Forfeited in fiscal 2004	(227,750)	$1.77
Excercised in Fiscal 2004	(15,000)	$1.75

Outstanding as of September 30, 2004	2,238,250	$1.47

Exercisable as of September 30, 2003	910,165	$1.79

        Options outstanding as of September 30, 2004 had exercise prices ranging from $1.40 to $2.40. The weighted average remaining contractual life of the options outstanding was 2.5 years as of September 30, 2004.

The Company applies APB Opinion No. 25 in accounting for its stock option plan. Accordingly, no compensation expense has been charged to earnings for option granted in the year ended September 30, 2004 since all such options have an exercise price greater than the market value on the date of grant. Had the Company adopted the provisions of FASB Statement No. 123, the net loss for the year ended September 30, 2004 would not have been substantially different.

NOTE 8. - RELATED PARTY TRANSACTIONS

        The Company has a 6% Secured Grid Note Payable dated September 10, 2004, with Technology Acquisition Corporation, the entity the Company merged into as part of the reverse acquisition. The note has subordinate rights to various others and is fifth in priority. The collateral is generally all assets of the Company.

        Minrad is indebted to Biosight, Inc., a healthcare consulting firm currently inactive, and Biovision, Inc., a medical products firm also currently inactive. All except minor activity was related to prior years. The amounts outstanding do not bear interest.

        Due to affiliates is comprised of the following as of September 30, 2004:

Technology Acquisition Corporation	$226,000
Biosight, Inc.	222,309
Biovision, Inc.	85,981
Employee advances	76,512
Kevin Kimberlin Partners LP	19,103

$629,905

NOTE 9. - RETIREMENT PLAN

        The Company has a 401(k) plan providing retirement benefits for its employees. All employees who complete six months of service and are twenty-one years of age are eligible to participate in the plan. The Company may elect to make discretionary contributions. Retirement plan expense amounted to $104,000 for the year ended September 30, 2004.

NOTE 10. - COMMITMENTS AND CONTINGENCIES

        The Company currently rents office and warehouse space under a lease agreement which expires in December 2006 and calls for monthly rental payments of $16,165 per month over the term of the lease. The Company is also responsible for their proportional share of various shared costs of the landlord, which include taxes, utilities and operating expenses. Rental expense under the term of this lease agreement amounted to approximately $231,000 for the year ended September 30, 2004.

        Future minimum lease commitments are estimated as follows:

2005	194,000
2006	194,000
2007	32,000

$420,000

        Various claims and actions against the Company considered normal to the Company's business, have been asserted and are pending against the Company. Management believes that the resolution of such claims and actions should not have any material adverse effect on the results of operations or the financial position of the Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINRAD INTERNATIONAL, INC.
(Registrant)

By:	/s/ William H. Burns, Jr.
William H. Burns, Jr.
President and Chief Executive Officer

December 21, 2004